Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Weyerhaeuser Company:

We have audited the accompanying consolidated balance sheet of Weyerhaeuser Company and subsidiaries as of December 25, 2005, and December 26, 2004, and the related consolidated statements of earnings, cash flows and shareholders’ interest and comprehensive income for each of the years in the three-year period ended December 25, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 25, 2005, and December 26, 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 25, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, Weyerhaeuser Company and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003. Also, as discussed in Note 3 to the consolidated financial statements, Weyerhaeuser Company and subsidiaries adopted the provisions of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, in 2004.

/s/ KPMG LLP

Seattle, Washington

February 21, 2006, except as to Notes 23,

24, and 28, which are as of January 19, 2007

CONSOLIDATED STATEMENT OF EARNINGS (Dollar amounts in millions except per-share figures)

For the Three-Year Period ended December 25, 2005	2005	2004	2003
Net sales and revenues:
Weyerhaeuser	$19,130	$18,916	$16,836
Real Estate and Related Assets	2,915	2,495	2,029

Total net sales and revenues	22,045	21,411	18,865

Costs and expenses:
Weyerhaeuser:
Costs of products sold	14,939	14,196	13,117
Depreciation, depletion and amortization	1,281	1,234	1,237
Selling expenses	453	473	445
General and administrative expenses	891	934	930
Research and development expenses	61	55	51
Taxes other than payroll and income taxes	179	194	185
Charges for integration and restructuring (Note 17)	21	39	103
Charges for closure of facilities (Note 18)	693	17	123
Other operating costs, net (Note 16)	(62)	(231)	(229)

	18,456	16,911	15,962

Real Estate and Related Assets:
Costs and operating expenses	1,945	1,763	1,516
Depreciation and amortization	16	14	11
Selling expenses	151	125	107
General and administrative expenses	104	81	63
Taxes other than payroll and income taxes	3	2	3
Other operating costs, net	(3)	(17)	(9)
Charge for impairment of long-lived asset	33	—	—

	2,249	1,968	1,691

Total costs and expenses	20,705	18,879	17,653

Operating income	1,340	2,532	1,212
Interest expense and other:
Weyerhaeuser:
Interest expense incurred	(739)	(838)	(815)
Less interest capitalized	9	9	19
Interest income and other (Notes 3 and 4)	214	24	17
Equity in income (loss) of affiliates (Note 4)	(6)	14	(6)
Real Estate and Related Assets:
Interest expense incurred	(55)	(57)	(53)
Less interest capitalized	55	57	53
Interest income and other	12	31	33
Equity in income of unconsolidated entities (Note 4)	57	52	20

Earnings from continuing operations before income taxes and cumulative effect of a change in accounting principle	887	1,824	480
Income taxes (Note 6)	(318)	(609)	(161)

Earnings from continuing operations before cumulative effect of a change in accounting principle	569	1,215	319
Earnings (loss) from discontinued operations, net of income taxes (Note 23)	164	68	(31)

Earnings before cumulative effect of a change in accounting principle	733	1,283	288
Cumulative effect of a change in accounting principle, net of income taxes (Note 1)	—	—	(11)

Net earnings	$733	$1,283	$277

Net earnings per share (Note 2):
Basic:
Earnings from continuing operations	$2.33	$5.16	$1.44
Net earnings	$3.00	$5.45	$1.25

Diluted:
Earnings from continuing operations	$2.32	$5.14	$1.44
Net earnings	$2.98	$5.43	$1.25

Dividends paid per share	$1.90	$1.60	$1.60

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET (Dollar amounts in millions except share and per-share figures)

Assets	December 25, 2005	December 26, 2004
Weyerhaeuser
Current assets:
Cash and cash equivalents	$818	$1,044
Receivables, less allowances of $15 and $16	1,707	1,510
Inventories (Note 8)	1,885	1,848
Prepaid expenses	414	588
Assets of discontinued operations (Note 23)	52	303

Total current assets	4,876	5,293
Property and equipment, net (Note 9)	10,345	11,377
Construction in progress	527	266
Timber and timberlands at cost, less depletion charged to disposals	3,705	3,733
Investments in and advances to equity affiliates (Note 4)	486	489
Goodwill (Note 5)	2,982	2,996
Deferred pension and other assets (Note 7)	1,314	1,201
Restricted assets held by special purpose entities (Note 3)	916	909
Noncurrent assets of discontinued operations (Note 23)	171	1,218

	25,322	27,482

Real Estate and Related Assets
Cash and cash equivalents	286	153
Receivables, less discounts and allowances of $3 and $4	42	43
Real estate in process of development and for sale (Note 10)	1,064	905
Land being processed for development	1,158	1,042
Investments in unconsolidated entities, less reserves of $4 and $3 (Note 4)	61	59
Other assets	296	270

	2,907	2,472

Total assets	$28,229	$29,954

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET (continued)

Liabilities and Shareholders’ Interest	December 25, 2005	December 26, 2004
Weyerhaeuser
Current liabilities:
Notes payable and commercial paper (Note 12)	$3	$3
Current maturities of long-term debt (Notes 13 and 14)	381	473
Accounts payable	1,227	1,117
Accrued liabilities (Note 11)	1,622	1,430
Liabilities of discontinued operations (Note 23)	22	126

Total current liabilities	3,255	3,149
Long-term debt (Notes 13 and 14)	7,404	9,268
Deferred income taxes (Note 6)	4,032	4,348
Deferred pension, other postretirement benefits and other liabilities (Note 7)	1,591	1,497
Liabilities (nonrecourse to Weyerhaeuser) held by special purpose entities (Note 3)	764	815
Noncurrent liabilities of discontinued operations (Note 23)	3	207
Commitments and contingencies (Note 15)

	17,049	19,284

Real Estate and Related Assets
Notes payable (Note 12)	7	2
Long-term debt (Notes 13 and 14)	851	867
Other liabilities	522	546
Commitments and contingencies (Note 15)

	1,380	1,415

Total liabilities	18,429	20,699

Shareholders’ interest (Note 20):
Common shares: $1.25 par value; authorized 400,000,000 shares; issued and outstanding:
243,138,423 and 240,360,619 shares	304	300
Exchangeable shares: no par value; unlimited shares authorized; issued and held by nonaffiliates: 2,045,315 and 2,111,255 shares	139	144
Other capital	4,227	4,075
Retained earnings	4,840	4,573
Cumulative other comprehensive income	290	163

Total shareholders’ interest	9,800	9,255

Total liabilities and shareholders’ interest	$28,229	$29,954

CONSOLIDATED STATEMENT OF CASH FLOWS (Dollar amounts in millions)

	Consolidated
For the Three-Year Period ended December 25, 2005	2005	2004	2003
Cash flows from operations:
Net earnings	$733	$1,283	$277
Noncash charges (credits) to income:
Depreciation, depletion and amortization	1,337	1,322	1,318
Deferred income taxes, net (Note 6)	(424)	136	18
Pension and other postretirement benefits (Note 7)	172	185	140
Equity in (income) loss of affiliates and unconsolidated entities (Note 4)	(51)	(66)	(14)
Net charges related to litigation (Notes 15 and 16)	63	45	84
Charges for impairment of long-lived assets (Notes 16 and 18)	628	34	103
Donation of technology (Note 16)	—	23	—
Loss on early extinguishment of debt	35	73	—
Gain on disposition of assets and operations (Notes 4, 19 and 23)	(293)	(332)	(210)
Foreign exchange gains (Note 16)	(16)	(27)	(108)
Cumulative effect of accounting changes (Notes 1 and 16)	(43)	—	17
Decrease (increase) in working capital, net of acquisitions:
Receivables	(181)	(150)	(9)
Inventories, real estate and land	(193)	(227)	199
Prepaid expenses	54	(62)	7
Accounts payable and accrued liabilities	102	168	121
Other	(175)	(137)	(137)

Net cash from operations	1,748	2,268	1,806

Cash flows from investing activities:
Property and equipment	(861)	(492)	(608)
Timberlands reforestation	(32)	(30)	(34)
Acquisition of timberlands	(64)	(100)	(129)
Acquisition of businesses and facilities, net of cash acquired (Note 22)	—	(17)	(8)
Net distributions from (investments in) equity affiliates	43	9	(10)
Investment in restricted assets held by special purpose entities (Notes 3 and 19)	—	(362)	(437)
Proceeds from sale of:
Property, equipment and other assets	41	159	119
Operating facilities (Note 23)	1,209	—	—
Investments (Note 4)	115	—	—
Significant nonstrategic timberlands (Note 19)	—	384	437
Intercompany advances	—	—	—
Other	—	48	(41)

Net cash from investing activities	451	(401)	(711)

Cash flows from financing activities:
Issuances of debt (Note 12)	173	—	194
Notes, commercial paper borrowings and revolving credit facility, net	59	25	(372)
Cash dividends	(466)	(372)	(355)
Intercompany return of capital and cash dividends	—	—	—
Payments on debt	(2,196)	(1,960)	(898)
Proceeds from common share offering (Note 20)	—	954	—
Exercise of stock options	160	180	60
Repurchase of common stock (Note 20)	(11)	—	—
Proceeds from liabilities (nonrecourse to Weyerhaeuser) held by special purpose entities (Note 19)	—	302	358
Other	(11)	(1)	(2)

Net cash from financing activities	(2,292)	(872)	(1,015)

Net change in cash and cash equivalents	(93)	995	80
Cash and cash equivalents at beginning of year	1,197	202	122

Cash and cash equivalents at end of year	$1,104	$1,197	$202

Cash paid (received) during the year for:
Interest, net of amount capitalized	$740	$785	$789
Income taxes	$632	$521	$(21)

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS (continued)

Weyerhaeuser			Real Estate and Related Assets
2005	2004	2003	2005	2004	2003

$275	$907	$32	$458	$376	$245

1,321	1,308	1,307	16	14	11
(396)	151	41	(28)	(15)	(23)
167	181	137	5	4	3
6	(14)	6	(57)	(52)	(20)
63	45	84	—	—	—
595	34	102	33	—	1
—	23	—	—	—	—
35	73	—	—	—	—
(293)	(332)	(202)	—	—	(8)
(16)	(27)	(108)	—	—	—
(43)	—	17	—	—	—

(183)	(170)	(16)	2	20	7
(10)	(100)	133	(183)	(127)	66
43	(56)	10	11	(6)	(3)
136	130	170	(34)	38	(49)
(80)	(50)	(82)	(95)	(87)	(55)

1,620	2,103	1,631	128	165	175

(843)	(474)	(592)	(18)	(18)	(16)
(32)	(30)	(34)	—	—	—
(64)	(100)	(129)	—	—	—
—	(17)	(8)	—	—	—
(2)	(3)	5	45	12	(15)
—	(362)	(437)	—	—	—

41	159	78	—	—	41
1,209	—	—	—	—	—
115	—	—	—	—	—
—	384	437	—	—	—
(12)	21	7	12	(21)	(7)
—	48	(40)	—	—	(1)

412	(374)	(713)	39	(27)	2

173	—	44	—	—	150
75	16	(300)	(16)	9	(72)
(466)	(372)	(355)	—	—	—
—	1	157	—	(1)	(157)
(2,178)	(1,936)	(824)	(18)	(24)	(74)
—	954	—	—	—	—
160	180	60	—	—	—
(11)	—	—	—	—	—
—	302	358	—	—	—
(11)	(1)	(2)	—	—	—

(2,258)	(856)	(862)	(34)	(16)	(153)

(226)	873	56	133	122	24
1,044	171	115	153	31	7

$818	$1,044	$171	$286	$153	$31

$740	$785	$789	$—	$—	$—
$290	$265	$(265)	$342	$256	$244

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ INTEREST AND COMPREHENSIVE INCOME

(Dollar amounts in millions)

For the Three-Year Period ended December 25, 2005	2005	2004	2003
Common shares:
Balance at beginning of year	$300	$275	$274
Issued for exercise of stock options	4	4	1
New shares issued	—	21	—

Balance at end of year	$304	$300	$275

Exchangeable shares:
Balance at beginning of year	$144	$156	$156
Retraction	(5)	(12)	—

Balance at end of year	$139	$144	$156

Other capital — common and exchangeable:
Balance at beginning of year	$4,075	$2,940	$2,875
Issued for exercise of stock options	156	176	59
New shares issued	—	933	—
Issued in retraction of exchangeable shares	5	12	1
Repurchase of common shares	(11)	—	—
Other transactions, net	2	14	5

Balance at end of year	$4,227	$4,075	$2,940

Retained earnings:
Balance at beginning of year	$4,573	$3,662	$3,740
Net earnings	733	1,283	277
Cash dividends on common shares	(466)	(372)	(355)

Balance at end of year	$4,840	$4,573	$3,662

Cumulative other comprehensive income:
Balance at beginning of year	$163	$76	$(422)
Annual changes — net of tax:
Foreign currency translation adjustments	109	74	434
Additional minimum pension liability adjustments	(18)	13	60
Cash flow hedge fair value adjustments	36	(1)	2
Unrealized gain on available-for-sale securities	—	1	2

Balance at end of year	$290	$163	$76

Total shareholders’ interest:
Balance at end of year	$9,800	$9,255	$7,109

Comprehensive income:
Net earnings	$733	$1,283	$277
Other comprehensive income:
Foreign currency translation adjustments	109	74	434
Additional minimum pension liability adjustments, net of tax expense (benefit) of $(9) in 2005, $7 in 2004 and $32 in 2003	(18)	13	60
Cash flow hedges:
Net derivative gains (losses), net of tax expense (benefit) of $34 in 2005, $1 in 2004 and ($1) in 2003	53	2	(1)
Reclassification of (gains) losses, net of tax (expense) benefit of $(10) in 2005, ($1) in 2004, and $3 in 2003	(17)	(3)	3
Unrealized gain on available-for-sale securities	—	1	2

Total comprehensive income	$860	$1,370	$775

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE-YEAR PERIOD ENDED DECEMBER 25, 2005

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation    The consolidated financial statements include the accounts of Weyerhaeuser Company and all of its majority-owned domestic and foreign subsidiaries, and variable interest entities of which Weyerhaeuser Company or its subsidiaries are determined to be the primary beneficiary. Intercompany transactions and accounts are eliminated. Investments in and advances to unconsolidated equity affiliates over which the company has significant influence are accounted for using the equity method with taxes provided on undistributed earnings.

Certain of the consolidated financial statements and Notes to Consolidated Financial Statements are presented in two groupings: (1) Weyerhaeuser, principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) Real Estate and Related Assets, principally engaged in real estate development and construction and other real estate related activities. The term “company” refers to Weyerhaeuser Company, all of its majority-owned domestic and foreign subsidiaries and variable interest entities of which Weyerhaeuser Company or its subsidiaries are determined to be the primary beneficiary. The term “Weyerhaeuser” refers to the forest products-based operations and excludes the Real Estate and Related Assets operations.

Nature of Operations    The company’s business segments are:

•	Timberlands, which manages 5.7 million acres of company-owned and 0.7 million acres of leased commercial forestlands in North America (4.2 million acres in the southern United States and 2.2 million acres in the Pacific Northwest and Canada). Timberlands also has renewable long-term licenses on 27.6 million acres of forestland located in five provinces throughout Canada. The terms of the licenses are described under “Timber and Timberlands” below.

•	Wood Products, which produces a full line of wood products that are sold primarily through Weyerhaeuser’s own sales organizations to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe.

•	Cellulose Fiber and White Papers, which manufactures and sells pulp, coated and uncoated paper, and liquid packaging board in North American, Pacific Rim and European markets.

•	Containerboard, Packaging and Recycling, which manufactures and sells containerboard in North American, Pacific Rim and European markets and packaging products for domestic and Mexican markets, and which operates an extensive wastepaper recycling system that serves Weyerhaeuser mills and worldwide markets.

•	Real Estate and Related Assets, which is primarily engaged in developing single-family housing and residential lots for sale, including master planned communities, mainly in selected metropolitan areas in California, Maryland, Nevada, Oregon, Texas, Virginia and Washington.

•	Corporate and Other, which includes marine transportation (Westwood Shipping Lines, a wholly-owned subsidiary), distribution, timberlands and converting facilities located outside North America, and general corporate support activities.

Fiscal Year End    The company’s fiscal year ends on the last Sunday of the calendar year. Each of the company’s fiscal years in 2005, 2004 and 2003 had 52 weeks.

Accounting Pronouncements Implemented    The company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (Statement 143), as of the beginning of 2003. Statement 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The cumulative effect of adopting the accounting principle, after a tax benefit of $6 million, was a charge of $11 million, or 5 cents per share, basic and diluted.

The adoption of the following recent accounting pronouncements did not have a material effect on the company’s results of operations or financial condition:

•	Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions

•	Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations

Prospective Accounting Pronouncements    The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (Statement 123R), in December 2004. Statement 123R is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (Statement 123). Statement 123R requires the fair value of employee awards issued, modified, repurchased or cancelled after implementation under share-based payment arrangements to be measured as of the grant dates. The resulting cost will then be recognized in the statement of earnings over the service period. The company will implement Statement 123R as of the beginning of fiscal year 2006, as permitted by a Securities and Exchange Commission Rule that was issued in April 2005. The company is currently evaluating the effect that Statement 123R will have on its financial position, results of operations or cash flows when Statement 123R is adopted.

The FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs – An Amendment of ARB No. 43, Chapter 4 (Statement 151), in November 2004. Statement 151 amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, Statement 151 requires that the allocation of fixed production overheads to the costs of conversions be based on normal capacity of the production facilities. Statement 151 is effective for fiscal years beginning after June 15, 2005, and is required to be adopted by the company in the first quarter of fiscal 2006. The company is currently evaluating the effect that the adoption of Statement 151 will have on its financial position and results of operations, but does not expect it to be material.

Use of Estimates    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments    The company has, where appropriate, estimated the fair value of financial instruments. These fair value amounts may be significantly affected by the assumptions used, including the discount rate and estimates of cash flows. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange. Where these estimates approximate carrying value, no separate disclosure of fair value is shown.

Derivatives    The company uses well-defined financial contracts in the normal course of its operations as a means to manage its foreign exchange, interest rate and commodity price risks. The company also uses other contracts that either do not provide for net settlement or are fixed-price contracts for future purchases and sales of various commodities for which the company applies the “normal purchases or normal sales” exclusion for accounting purposes.

The effective portions of changes in the fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income and are recognized in earnings when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. Changes in the fair value of derivatives designated as fair value hedges and of the hedged items attributable to the hedged risks, are recognized in earnings. Changes in the fair value of all other derivative instruments not accounted for as hedges are also recognized in earnings in the period in which the changes occur.

Certain commodity contracts, primarily related to the purchase of energy, have been designated as cash flow hedges. In addition, entities that operate mills on a contract basis for the company and that the company has consolidated under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, have variable-to-fixed interest rate swap agreements entered into with a bank in which the entities pay fixed rates and receive floating rates with the interest payments calculated on a notional amount. The interest rate swap agreements are being accounted for as cash flow hedges by the consolidated entities and changes in the fair value of these swaps are recorded in minority interest.

In addition, the company has the following contracts that are not being accounted for as hedges:

•	Variable rate swap agreement entered into with a major financial institution in which the company pays a floating rate based on LIBOR and receives a floating return based on an investment fund index, with payments calculated on a notional amount. The swap is an overlay to investments and provides diversification benefits. The swap is settled quarterly and marked to market at each reporting date. All unrealized gains and losses are recognized in earnings currently.

•	Selected over-the-counter commodity contracts and lumber futures designed to manage the company’s purchases, sales and inventory. The swaps are settled monthly and the futures are settled on expiration. Both swaps and futures are marked to market at each reporting date. All unrealized gains and losses are recognized in earnings currently.

The company is exposed to credit-related gains or losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The annual notional amounts of the company’s derivative financial instruments were $418 million and $387 million at December 25, 2005, and December 26, 2004, respectively. The aggregate notional amounts of these derivative financial instruments were $474 million and $486 million at December 25, 2005, and December 26, 2004, respectively. These notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The exposure in a derivative contract is the net difference between what each party is required to pay based on contractual terms. The company’s use of derivative instruments resulted in gains of approximately $22 million in 2005, $12 million in 2004 and $8 million in 2003.

Cash and Cash Equivalents     Short-term investments with original maturities of 90 days or less are considered cash equivalents. Short-term investments are stated at amortized cost, which approximates market.

Inventories    Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost more than half of domestic raw materials, in process and finished goods inventories. LIFO inventories were $669 million and $670 million at December 25, 2005, and December 26, 2004, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories, and all foreign inventories is costed at either the first-in, first-out (FIFO) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $240 million and $203 million greater at December 25, 2005, and December 26, 2004, respectively.

Property and Equipment    The company’s property accounts are maintained on an individual asset basis. Improvements to and replacements of major units are capitalized. Maintenance, repairs and minor replacements are expensed. Depreciation is provided on the straight-line method at rates based on estimated service lives. Amortization of logging railroads and truck roads is provided generally as timber is harvested and is based upon rates determined with reference to the volume of timber estimated to be removed over such facilities.

The cost and accumulated depreciation of property sold or retired is removed from the accounts and the gain or loss is included in earnings.

Timber and Timberlands    Timber and timberlands are carried at cost less depletion charged to disposals. Depletion is the cost of standing timber and is charged to fee timber disposals as fee timber is harvested, lost as a result of casualty, or sold. Generally, all initial site preparation and planting costs are capitalized as reforestation. Reforestation is transferred to a merchantable (harvestable) timber classification after 15 years in the South and 30 years in the West. Generally, costs incurred after the first planting, such as fertilization, vegetation and insect control, pruning and precommercial thinning, property taxes and interest, are considered to be maintenance of the forest and are expensed as incurred. Accounting practices for these costs do not change when timber becomes merchantable and harvesting commences.

Depletion rates used to relieve timber inventory are determined with reference to the net carrying value of timber and the related volume of timber estimated to be available over the growth cycle. The growth cycle volume considers regulatory and environmental constraints affecting operable acres, management strategies to be applied, inventory data improvements, growth rate revisions and recalibrations, and the exclusion of known dispositions and inoperable acreage. The cost of timber harvested is included in the carrying values of raw material and product inventories and in the cost of products sold as these inventories are sold to third parties.

Weyerhaeuser also holds forest management licenses in various Canadian provinces. The provincial governments grant these licenses for initial periods of 15–25 years, and the licenses are renewable every five years, provided the company meets normal reforestation, operating and management guidelines. Calculation of fees payable on harvested volumes varies from province to province, but is tied to product market pricing and the allocation of land management responsibilities agreed to in the license.

Goodwill    Goodwill represents the excess of purchase price over fair value of net assets acquired in a business combination. Goodwill is assessed for impairment at least annually using a fair-value-based approach. The company’s annual assessment is performed as of the beginning of the fourth quarter of the fiscal year.

Accounts Receivable    The company periodically sold Canadian trade accounts receivable with limited recourse to an independently capitalized trust that, in turn, sold an undivided interest in the pool of receivables to a major international financial institution. The facility provided a competitive source of funding and was limited to $200 million (Canadian) at any one point in time, of which a maximum of $60 million could be denominated in U.S. dollars. The U.S. dollar equivalent of the sold receivables portfolio was $86 million as of December 26, 2004. The program was terminated in January 2005.

Accounts Payable    The company’s banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there were negative book cash balances of $284 million and $227 million at December 25, 2005, and December 26, 2004, respectively. Such balances result from outstanding checks that had not yet been paid by the bank and are reflected in accounts payable in the consolidated balance sheet.

Income Taxes    Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Pension Plans    The company has pension plans covering most of its employees. Both the U.S. and Canadian plans covering salaried employees provide pension benefits based on each employee’s highest monthly earnings for five consecutive years during the final 10 years before retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The benefit levels for these plans are typically set through collective bargaining agreements with the unions representing the employees participating in the plans. Contributions to U.S. plans are based on funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions to Canadian plans are based on funding standards established by the applicable Provincial Pension Benefits Act and by the Income Tax Act.

Postretirement Benefits Other Than Pensions    In addition to providing pension benefits, the company provides certain health care and life insurance benefits for some retired employees and accrues the expected future cost of these benefits for its current eligible retirees and some employees over the period during which those employees provide services to the company. All of the company’s salaried employees and some hourly employees may become eligible for these benefits when they retire.

Revenue Recognition    Weyerhaeuser operations generally recognize revenue from product sales upon shipment to their customers, except for export sales where revenue is recognized when title transfers at the foreign port.

The company’s Real Estate and Related Assets operations are primarily engaged in the development, construction and sale of residential homes. Real estate revenues are recognized when closings have occurred, required down payments have been received, title and possession have been transferred to the buyer, and all other criteria for sale and profit recognition have been satisfied.

Shipping and Handling Costs    The company classifies shipping and handling costs in costs of products sold in the consolidated statement of earnings.

Impairment of Long-lived Assets    The company accounts for long-lived assets in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires management to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Assets to be disposed of are reported at the lower of the carrying value or fair value less cost to sell. The primary method used to estimate fair value is discounted cash flows.

Stock-Based Employee Compensation    The company’s stock-based compensation plans are described in Note 21: Stock-Based Compensation Plans. The company continues to apply the intrinsic-value method for stock-based compensation to employees prescribed by APB Opinion No. 25 and related interpretations.

As described in “Prospective Accounting Pronouncements,” APB Opinion No. 25 will be superseded by Statement 123R effective as of the beginning of fiscal 2006. Employee awards issued, modified, repurchased or cancelled after implementation of Statement 123R under share-based payment arrangements will be measured at fair value as of the grant dates and the resulting cost will be recognized in the statement of earnings over the service period.

The following table illustrates the effect on net earnings and net earnings per share as if the company had applied the fair value recognition provisions of Statement 123 to stock-based employee compensation. The company has consistently defined the past year as the service period for purposes of applying the fair value recognition provisions of Statement 123. As a result, stock-based employee compensation expense is reflected as of the option grant dates in the following table.

	2005	2004	2003
Dollar amounts in millions except per-share figures
Net earnings, as reported	$733	$1,283	$277
Less incremental stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(32)	(33)	(25)

Pro forma net earnings	$701	$1,250	$252

Net earnings per share:
Basic — as reported	$3.00	$5.45	$1.25
Basic — pro forma	$2.86	$5.31	$1.14
Diluted — as reported	$2.98	$5.43	$1.25
Diluted — pro forma	$2.85	$5.28	$1.13

Foreign Currency Translation    Local currencies are considered the functional currencies for most of the company’s operations outside the United States. Assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at average monthly exchange rates prevailing during the year.

Real Estate and Related Assets    Real estate held for sale is stated at the lower of cost or fair value, less costs to sell. The determination of fair value is based on appraisals and market pricing of comparable assets, when available, or the discounted value of estimated future cash flows from these assets. Real estate and land held for development is stated at cost to the extent it does not exceed the estimated undiscounted future net cash flows, in which case it is carried at fair value.

Reclassifications    Certain reclassifications have been made to conform prior years’ data to the current format.

NOTE 2. NET EARNINGS PER SHARE

Earnings per share information follows:

	2005	2004	2003
Basic earnings per share:
Earnings from continuing operations	$2.33	$5.16	$1.44
Earnings (loss) from discontinued operations	0.67	0.29	(0.14)
Cumulative effect of a change in accounting principle	—	—	(0.05)

Net earnings per share, basic	$3.00	$5.45	$1.25

Diluted earnings per share:
Earnings from continuing operations	$2.32	$5.14	$1.44
Earnings (loss) from discontinued operations	0.66	0.29	(0.14)
Cumulative effect of a change in accounting principle	—	—	(0.05)

Net earnings per share, diluted	$2.98	$5.43	$1.25

Basic net earnings per share are based on the weighted average number of common and exchangeable shares outstanding during the respective periods. Diluted net earnings per share is based on the weighted average number of common and exchangeable shares and stock options outstanding at the beginning of or granted during the respective periods, calculated using the treasury stock method.

Options to purchase 2,500 shares in 2005, 153,900 shares in 2004 and 4,377,743 shares in 2003 were not included in the computation of diluted earnings per share because the option exercise prices were greater than the average market prices of common shares during those periods.

The dilutive effect of outstanding stock options on net earnings per share is presented in the following table:

	Net Earnings	Weighted Average Shares (000)	Net Earnings Per Share
Dollar amounts in millions, except per-share figures
2005:
Basic	$733	244,447	$3.00
Effect of dilutive stock options	—	1,112

Diluted	$733	245,559	$2.98

2004:
Basic	$1,283	235,453	$5.45
Effect of dilutive stock options	—	1,093

Diluted	$1,283	236,546	$5.43

2003:
Basic	$277	221,595	$1.25
Effect of dilutive stock options	—	405

Diluted	$277	222,000	$1.25

NOTE 3. CONSOLIDATION OF VARIABLE INTEREST ENTITIES

The company adopted the provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (Interpretation 46R), as of March 28, 2004. Interpretation 46R addresses consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

During 2002 through 2004, the company sold certain significant nonstrategic timberlands. See Note 19: Significant Sales of Nonstrategic Timberlands. The company began consolidating the assets and liabilities of the buyer-sponsored special purpose entities and the monetization special purpose entities (collectively “the SPEs”) involved in these transactions as of December 26, 2004, as the result of a re-evaluation of Interpretation 46R. However, because the SPEs are separate and distinct legal entities from the company, the assets of the SPEs are not available to satisfy the liabilities and obligations of the company and the liabilities of the SPEs are not liabilities or obligations of the company. As of December 26, 2004, deferred gains on the sales of nonstrategic timberlands of $59 million were included in “Liabilities (nonrecourse to Weyerhaeuser) held by special purpose entities” on the accompanying consolidated balance sheet. During the second quarter of 2005, following completion of the re-evaluation of Interpretation 46R, the balance of these deferred gains was recognized in income, resulting in a $57 million pretax gain on previous timberlands sales.

Sales proceeds paid to buyer-sponsored SPEs are invested in restricted bank financial instruments of $909 million as of both December 25, 2005, and December 26, 2004. As of December 25, 2005, maturities of the bank financial instruments were as follows: $110 million in 2012, $184 million in 2013, $253 million in 2019, and $362 million in 2020. The weighted average interest rate on the bank financial instruments was 5.15 percent as of December 25, 2005, and 4.5 percent as of December 26, 2004. The monetization SPEs had long-term debt of $756 million as of December 25, 2005, and December 26, 2004. As of December 25, 2005, maturities of the debt were as follows: $92 million in 2012, $153 million in 2013, $209 million in 2018, and $302 million in 2019. The weighted average interest rate on the debt was 5.50 percent as of December 25, 2005, and 4.85 percent as of December 26, 2004. The monetization SPEs are exposed to credit-related losses in the event of nonperformance by the banks, but the company does not expect the banks to fail to meet their obligations. The accompanying consolidated statement of earnings includes interest expense on SPE debt of $45 million and interest income on SPE investments of $52 million in 2005. No comparable activity is included in interest income or interest expense in 2004 or 2003.

The company’s real estate development subsidiaries enter into options to acquire lots at fixed prices in the ordinary course of business, primarily for the purpose of building single-family homes. In addition, a subsidiary in the Real Estate and Related Assets segment provides subordinated financing to third-party developers and homebuilders. Both fixed-price purchase options and subordinated financing constitute variable interests under Interpretation 46R. The company’s real estate subsidiaries have consolidated five entities under Interpretation 46R, with estimated assets and liabilities of $62 million as of December 25, 2005, and $45 million as of December 26, 2004. As of December 25, 2005, the company’s real estate development subsidiaries have 16 lot option purchase agreements entered into prior to December 31, 2003, with deposits of approximately $38 million at risk. After exhaustive efforts, the company has not been able to obtain the information necessary to determine whether or not it is required to consolidate any of these entities under Interpretation 46R. The total amount that would be paid under these purchase options, if fully exercised, is approximately $160 million. In addition, as of December 25, 2005, the company’s real estate development subsidiaries have 15 lot option purchase agreements with entities created after December 30, 2003, with deposits of approximately $16 million at risk, where the company is not the primary beneficiary and is not required to consolidate the entities. The total amount that would be paid under these option purchase agreements, if fully exercised, is approximately $231 million. One of the company’s real estate subsidiaries has approximately $10 million in subordinated loans at risk at December 25, 2005, in 32 variable interest entities.

NOTE 4. EQUITY AFFILIATES

Investments in unconsolidated equity affiliates over which the company has significant influence are accounted for using the equity method with taxes provided on undistributed earnings.

Weyerhaeuser

Weyerhaeuser’s significant equity affiliates as of December 25, 2005, are:

•	Liaison Technologies, LLC — A 29 percent owned joint venture formed to develop and operate global, web-enabled, business-to-business connectivity, catalog content and timber trading services for the paper, forest products and affiliated industries.

•	Nelson Forests Joint Venture — An investment in which Weyerhaeuser owns a 51 percent financial interest and has a 50 percent voting interest, which holds Crown Forest License cutting rights, freehold land and related assets on the South Island of New Zealand. In February 2006, the company announced its intent to sell its New Zealand assets.

•	North Pacific Paper Corporation — A 50 percent owned joint venture that has a newsprint manufacturing facility in Longview, Washington.

•	Optiframe Software LLC — A 50 percent owned joint venture that develops whole-house design and optimization software for the building industry.

•	RII Weyerhaeuser World Timberfund, L.P. — A 50 percent owned limited partnership that invests in timberlands and related assets outside the United States. This partnership’s primary focus is in plantation forests in Uruguay and Australia.

•	Southern Cone Timber Investors Limited — A 50 percent owned joint venture that has invested in timberlands in Uruguay. The entity’s primary focus is in plantation forests in Uruguay.

The company sold its interests in SCA Weyerhaeuser Packaging Holding Company Asia Ltd. (SCA) in June 2004 and MAS Capital Management Partners, L.P. (MAS) in July 2005. The company received net cash proceeds of approximately $115 million for the sale of its interest in MAS and recognized a pretax gain on the sale of MAS of approximately $115 million in the third quarter of 2005. This gain is included in interest income and other in the accompanying consolidated statement of earnings.

Unconsolidated financial information for affiliated companies accounted for by the equity method, including information for SCA and MAS for the periods that the company held interests in SCA and MAS, are as follows:

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Current assets	$160	$173
Noncurrent assets	1,131	1,124
Current liabilities	150	146
Noncurrent liabilities	271	314

	2005	2004	2003
Dollar amounts in millions
Net sales and revenues	$652	$636	$600
Operating income	26	26	7
Net income	12	12	5

Weyerhaeuser provides goods and services to these affiliates, which vary by entity, in the form of raw materials, management and marketing services, support services and shipping services. Additionally, Weyerhaeuser purchases finished product from certain of these entities. The aggregate total of these transactions is not material to Weyerhaeuser’s results of operations.

Real Estate and Related Assets

Unconsolidated financial information for unconsolidated entities that are accounted for by the equity method is as follows:

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Current assets	$36	$47
Noncurrent assets	908	868
Current liabilities	38	35
Noncurrent liabilities	585	570

	2005	2004	2003
Dollar amounts in millions
Net sales and revenues	$112	$88	$87
Operating income	75	64	47
Net income	64	67	34

NOTE 5. GOODWILL

The following table provides a reconciliation of changes in the carrying amount of goodwill during 2005:

	Timberlands	Wood Products	Cellulose Fiber and White Papers	Containerboard, Packaging and Recycling	Corporate and Other	Total
Dollar amounts in millions
Balance as of December 26, 2004	$43	$791	$863	$1,285	$14	$2,996
Reductions due to facility sales	—	(5)	—	—	—	(5)
Effect of foreign currency translation and other adjustments	(3)	12	(6)	(10)	(2)	(9)

Balance as of December 25, 2005	$40	$798	$857	$1,275	$12	$2,982

Goodwill associated with the company’s B.C. Coastal operations was included in the carrying value of the net assets of B.C. Coastal and was written off in connection with the B.C. Coastal sale which occurred during the second quarter of 2005. The balance of this goodwill as of December 26, 2004, was classified as “Assets of discontinued operations” in the accompanying consolidated balance sheet and is not included in the reconciliation above. Both the Timberlands and Wood Products segments had goodwill associated with the B.C. Coastal operations.

Refer to Note 24: Subsequent Events for additional information.

NOTE 6. INCOME TAXES

Earnings from continuing operations before income taxes and cumulative effect of a change in accounting principle are comprised of the following:

	2005	2004	2003
Dollar amounts in millions
Domestic earnings	$1,646	$1,590	$541
Foreign earnings (loss)	(759)	234	(61)

	$887	$1,824	$480

Provisions for income taxes from continuing operations include the following:

	2005	2004	2003
Dollar amounts in millions
Federal:
Current	$577	$427	$87
Deferred	(103)	37	51

	474	464	138

State:
Current	79	53	29
Deferred	(20)	11	(7)

	59	64	22

Foreign:
Current	(73)	28	20
Deferred	(142)	53	(19)

	(215)	81	1

	$318	$609	$161

A reconciliation between the federal statutory tax rate and the company’s effective tax rate applicable to continuing operations is as follows:

	2005	2004	2003
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	4.7	2.3	3.5
Foreign income taxes	0.1	(0.7)	3.6
Tax credits	(4.3)	(1.9)	(5.8)
Export sales incentive	(1.3)	(0.7)	(1.7)
Ohio rate change	(1.5)	—	—
British Columbia rate change	(0.8)	—	—
Dividend repatriation	4.9	—	—
All other, net	(0.9)	(0.6)	(1.1)

Effective income tax rate	35.9%	33.4%	33.5%

The net deferred income tax assets (liabilities) of continuing operations include the following components:

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Current (included in prepaid expenses)	$216	$350
Noncurrent	(4,033)	(4,347)
Real Estate and Related Assets (included in other assets)	50	22

Total	$(3,767)	$(3,975)

The deferred tax assets (liabilities) of continuing operations are comprised of the following:

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Postretirement benefits	$225	$166
Net operating loss carryforwards	129	156
Other	653	733

Gross deferred tax assets	1,007	1,055
Valuation allowance	(97)	(118)

Net deferred tax assets	910	937

Depreciation	(2,279)	(2,812)
Depletion	(974)	(994)
Other	(1,424)	(1,106)

Deferred tax liabilities	(4,677)	(4,912)

	$(3,767)	$(3,975)

During the third quarter of 2005, the company recognized a one-time deferred tax benefit of $14 million resulting from a change in the Ohio state income tax law. During the fourth quarter of 2005, a one-time reduction in the British Columbia provincial corporate income tax rate was also enacted producing a one-time deferred tax benefit of $7 million. Both benefits were due to the effect of the lower tax rates on accumulated temporary differences.

As of December 25, 2005, the company and its subsidiaries have foreign net operating loss carryforwards of $256 million, which expire from 2008 through 2014 and $154 million which do not expire.

The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided on such earnings. These earnings totaled approximately $680 million through the end of 2005. Determination of the income tax liability that would result from repatriation is not practicable.

On October 22, 2004, the American Jobs Creation Act (AJCA) became law. The AJCA includes a deduction of 85 percent of certain foreign earnings that are repatriated, as defined in the AJCA. Based on this legislation and 2005 guidance by the Department of Treasury, the company repatriated $1.1 billion of foreign earnings in July 2005. A charge of $44 million related to the repatriation was accrued in the second quarter of 2005 and is included in income taxes (from continuing operations) in the accompanying consolidated statement of earnings.

The company previously disclosed that the Internal Revenue Service (IRS) has asserted that approximately $322 million of solid waste disposal revenue bonds do not qualify as tax-exempt. The company has settled this dispute with the IRS with respect to $175 million of the bonds, and continues to contest the assertion with respect to the remaining bonds, none of which are outstanding. The remaining tax issues are in the appeals process. The company does not expect any future charges related to this matter to have a material or adverse affect on its results of operations, cash flows or financial position.

As of December 25, 2005, $14 million of the $97 million valuation allowance would be allocated to reduce goodwill if the tax benefits are subsequently recognized. The net $21 million decrease in the valuation allowance from December 26, 2004, to December 25, 2005, is a result of the following: $42 million decrease is due to sale of discontinued operations; $3 million decrease is due to expired tax credits; $10 million increase is due to acquired foreign losses; and $14 million increase is due to additional foreign losses. The valuation allowance increased by $13 million from December 28, 2003, to December 26, 2004, due to an increase in foreign losses and credits, partially offset by expired tax credits.

NOTE 7. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The company sponsors several retirement programs for its employees. In the United States, this includes pension plans that are qualified under the Internal Revenue Code (qualified) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Internal Revenue Code (nonqualified). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (registered), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (nonregistered). Retiree medical and life plans are offered in both countries. These plans are typically not prefunded. The company uses a December 31 measurement date for its plans.

The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of plan assets over the two-year period ended December 25, 2005:

	Pension		Other Postretirement Benefits
	2005	2004	2005	2004
Dollar amounts in millions
Reconciliation of benefit obligation:
Benefit obligation as of prior year-end	$4,705	$4,285	$917	$787
Service cost	138	128	22	24
Interest cost	277	270	55	52
Plan participants’ contributions	2	2	13	11
Actuarial loss	200	314	57	96
Foreign currency exchange rate changes	66	51	14	10
Benefits paid	(280)	(333)	(66)	(64)
Plan amendments	46	20	9	1
Plan transfers	2	—	—	—
Divestitures	—	(1)	—	—
Curtailments	(24)	4	(2)	—
Settlements	—	(37)	—	—
Special termination benefits	1	2	—	—

Benefit obligation at end of year	$5,133	$4,705	$1,019	$917

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year (actual)	$5,006	$4,388	$2	$4
Actual return on plan assets	476	631	—	—
Foreign currency exchange rate changes	60	46	—	—
Employer contributions	63	57	51	52
Plan participants’ contributions	2	2	13	11
Benefits paid	(280)	(333)	(66)	(64)
Plan transfers	2	—	—	—
Divestitures	—	(1)	—	—
Settlements	—	(37)	—	—

Fair value of plan assets at end of year (estimated)	$5,329	$4,753	$—	$3

The company funds its qualified and registered pension plans and a portion of its nonregistered plans. The company accrues for nonqualified pension benefits and health and life postretirement benefits. The company does not expect to have an obligation to fund its U.S. plans in 2006, but does expect to contribute approximately $47 million to its Canadian pension plans in 2006.

The company estimates the projected benefit payments under its U.S. and Canadian pension and other postretirement benefit plans over the next ten years will be as follows:

	Pension	Other Postretirement Benefits
Dollar amounts in millions
2006	$297	$56
2007	276	58
2008	294	60
2009	314	61
2010	329	63
2011-2015	1,921	345

The funded status of these plans at December 25, 2005, and December 26, 2004, is as follows:

	Pension		Other Postretirement Benefits
	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004
Dollar amounts in millions
Funded status	$196	$48	$(1,019)	$(914)
Unrecognized prior service cost	280	274	(82)	(101)
Unrecognized net loss	296	458	455	421

Prepaid (accrued) benefit cost	$772	$780	$(646)	$(594)

Amounts recognized in balance sheet consist of:
Prepaid benefit cost	$795	$836
Accrued liability	(187)	(201)
Intangible asset	10	17
Cumulative other comprehensive loss	154	128

Net amount recognized	$772	$780

Assets at year end are estimated due to timing and the nature of the underlying investments. The estimated pension asset value as of December 26, 2004, was $4.8 billion compared to an actual asset value of $5.0 billion. The estimated postretirement asset value as of December 26, 2004, was approximately $3 million compared to an actual asset value of approximately $2 million.

The accumulated benefit obligation for all of the company’s defined benefit pension plans was $4.8 billion and $4.4 billion at December 25, 2005, and December 26, 2004, respectively.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $1 billion, $968 million and $780 million, respectively, as of December 25, 2005, and $887 million, $818 million and $617 million, respectively, as of December 26, 2004.

DESCRIPTION OF INVESTMENT POLICIES AND STRATEGIES

Qualified and Registered Plans    The strategy of the U.S. pension trust is to invest directly and via total return partnership swaps in a diversified mix of nontraditional strategies, including hedge funds, private equity, opportunistic real estate and other externally managed alternative investment funds. Equity index and fixed income derivative instruments are used to supplement the market exposures embedded in such investments. These additional financial instruments constitute indirect investments held by the U.S. pension trust that serve to increase the return and risk profile of the investment portfolio. The overall return earned by the pension trust is the aggregate of returns earned on direct investments and returns earned on the derivatives. The Canadian pension trust has a similar investment strategy. However, it concentrates direct investments into cash and cash equivalents while gaining return exposures through financial instruments, such as total return and index swaps. The company has not established target allocations for the direct investment portfolio or the derivatives.

The qualified and registered plans are exposed to the risk of nonperformance by counterparties to the indirect investments but the company does not expect any counterparty to fail to meet its obligations. However, because there are no exchanges of principal on the indirect investments, only the amount of unsettled net receivables is at risk. The company manages this risk through selection of counterparties with a defined minimum credit quality, diversification, settlement provisions and documented agreements. Investments in hedge funds and private partnerships are controlled through selection and diversification of managers and strategies and use of limited liability vehicles. Portfolio risk is managed through diversification and by constraining the risk profile of the portfolio within defined boundaries.

Nonregistered Plans    The Canadian nonregistered plans are funded using Retirement Compensation Arrangements (RCAs). Under Canadian tax rules, 50 percent of any contribution to an RCA goes to a non-interest-bearing refundable tax account held by the government. This means that on average over time, it is expected that approximately 50 percent of the plans’ assets are not invested. The invested portion of the plans’ assets consists of a portfolio of equities.

Retiree Life Insurance    The plan is funded by a Premium Deposit Fund (PDF) held by the insurance carrier. The fund is used to pay premiums for current retirees covered under the U.S. retiree life insurance plan for salaried employees. The company’s intent is to pay these premiums from the fund and to make no future contributions to the fund. It is expected that the fund will be fully drawn down in the next fiscal year or shortly thereafter.

ALLOCATION OF ASSETS BY CATEGORY

Qualified and Registered Pension Plans	December 25, 2005	December 26, 2004
Private equity and related funds	23.6%	24.7%
Real estate and related funds	5.2	9.5
Common stock and equity index instruments	1.0	3.4
Fixed income	27.5	23.4
Hedge funds	43.0	39.1
Net receivables	0.1	0.4
Accrued liabilities	(0.4)	(0.5)

	100.0%	100.0%

Nonregistered Plans	December 25, 2005	December 26, 2004
Equities	50.6%	47.5%
Cash and cash equivalents	49.4	52.5

	100.0%	100.0%

Retiree Life Insurance	December 25, 2005	December 26, 2004
Bonds	85.4%	82.9%
Commercial mortgages	9.8	9.5
Hedge funds	2.7	2.7
Short-term investments, cash and cash equivalents	1.4	3.8
Real estate	0.5	0.6
Equities	—	0.3
Other	0.2	0.2

	100.0%	100.0%

DERIVATIVES

The approximate fair value of derivatives held by the qualified and registered plans as of December 25, 2005, and December 26, 2004, is as follows:

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Private equity and related funds	$1	$(9)
Common stock and equity index instruments	42	146
Fixed income	7	—
Hedge funds	377	265
Net (payables) receivables	(1)	19

	$426	$421

The total approximate notional amount of derivatives held by the qualified and registered plans as of December 25, 2005, and December 26, 2004, is as follows:

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Private equity and related funds	$209	$166
Common stock and equity index instruments	1,757	1,718
Fixed income	1,769	1,495
Hedge funds	1,945	1,936

	$5,680	$5,315

ACTUARIAL ASSUMPTIONS

The assumptions used in the measurement of the company’s benefit obligations are as follows:

	Pension		Other Postretirement Benefits
	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004
Discount rate:
United States	5.90%	6.00%	5.90%	6.00%
Canada	5.15%	6.00%	5.15%	6.00%
Rate of compensation increase:
Salaried (United States and Canada)	3.50%	3.50%	3.50%	3.50%
Hourly:
United States	3.00%	3.00%	3.00%	3.00%
Canada	3.25%	3.50%	N/A	N/A

The components of net periodic benefit costs are as follows:

	Pension			Other Post-Retirement Benefits
	2005	2004	2003	2005	2004	2003
Dollar amounts in millions
Service cost	$138	$128	$115	$23	$24	$26
Interest cost	277	270	251	55	52	50
Expected return on plan assets	(402)	(385)	(379)	—	—	—
Amortization of loss	33	32	20	27	25	18
Amortization of prior service cost	38	34	32	(10)	(12)	(3)
(Gain) loss due to closure, sale, plan termination and other	(7)	17	10	—	—	—

	$77	$96	$49	$95	$89	$91

The assumptions used in the measurement of the company’s net periodic benefit costs are as follows:

	Pension			Other Post-Retirement Benefits
	2005	2004	2003	2005	2004	2003
Discount rate:
United States	6.00%	6.25%	6.75%	6.00%	6.25%	6.75%
Canada	6.00%	6.25%	6.50%	6.00%	6.25%	6.50%
Expected return on plan assets:
Qualified/registered plans	9.50%	9.50%	9.50%
Nonregistered plans	4.75%	4.75%	4.75%
Retiree life insurance				3.79%	3.99%	4.59%
Rate of compensation increase:
Salaried (United States and Canada)	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%
Hourly:
United States	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%
Canada	3.50%	3.50%	3.50%	N/A	N/A	N/A

DETERMINATION OF EXPECTED RETURN ON PLAN ASSETS ASSUMPTION

Qualified and Registered Plans    The expected return on plan assets assumption reflects the company’s best estimate regarding the long-term expected return on the U.S. portfolio. The expected return assumption is based on historical fund returns. The Canadian fund’s investment strategy has mirrored that of the U.S. plan since 1998. Over the period of 20 years during which this investment strategy has been pursued, the U.S. fund has achieved a net compound annual return of 17.5 percent. The determination of the expected return on plan assets assumption requires a high degree of judgment and places weight on more recent pension plan asset performance. The expected return on plan assets assumption as of December 25, 2005, is comprised of the following expected returns:

Direct investments	7.0%
Derivatives	2.5

9.5%

The composition of the actual return on plan assets in each of the years in the three-year period ended December 25, 2005, is as follows:

	2005	2004	2003
Dollar amounts in millions
Direct investments	$305	$378	$362
Derivatives	171	253	667

	$476	$631	$1,029

Nonregistered Plans    The expected rate of return on the assets supporting the nonregistered plans is 4.75 percent per year. This includes an expected long-term rate of return on the equity portion of this portfolio of 9.50 percent per year based on a combination of historical experience and future return expectations. As noted above, 50 percent of contributions to this plan are held in a non-interest-bearing account held by the Canadian government.

Retiree Life Insurance    The expected long-term rate of return on this fund is 3.79 percent. This is based on historical interest credited on the fund.

OTHER INFORMATION

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. For measurement purposes, the following assumptions were used for the annual rate of increase in the per capita cost of covered health care benefits:

	2005		2004
	United States	Canada	United States	Canada
Weighted health care cost trend rate assumed for next year	10.0%	5.9%	10.0%	6.1%
Rate to which cost trend rate is assumed to decline (ultimate trend rate)	5.0%	4.2%	5.0%	4.2%
Year that the rate reaches the ultimate trend rate	2012	2010	2011	2010

A one percent change in assumed health care cost trend rates would have the following effects:

	1% Increase	(1% Decrease)
As of December 25, 2005 (Dollar amounts in millions)
Effect on total of service and interest cost components	$10	$(8)
Effect on accumulated postretirement benefit obligation	115	(95)

In addition to the company-sponsored pension and postretirement plans discussed above, approximately 3,700 employees are covered by union-administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were approximately $13 million in 2005 and 2004, and $16 million in 2003.

The company also sponsors multiple postretirement plans for its U.S. employees. Medical plans have various levels of coverage and plan participant contributions. Life insurance plans are noncontributory. Canadian employees are covered under multiple postretirement plans that provide medical and life insurance benefits.

The company sponsors various defined contribution plans for U.S. and Canadian salaried and hourly employees. The basis for determining plan contributions varies by plan. The amounts contributed to the plans for participating employees were approximately $61 million, $57 million, and $58 million in 2005, 2004 and 2003, respectively.

NOTE 8. INVENTORIES

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Logs and chips	$142	$112
Lumber, plywood, panels and engineered lumber	409	379
Pulp and paper	435	402
Containerboard and packaging	232	264
Other products	196	205
Materials and supplies	471	486

	$1,885	$1,848

NOTE 9. PROPERTY AND EQUIPMENT

	Range of Lives	December 25, 2005	December 26, 2004
Dollar amounts in millions
Property and equipment, at cost:
Land		$299	$299
Buildings and improvements	10-40	3,118	3,052
Machinery and equipment	2-25	17,614	17,072
Rail and truck roads	10-20	558	547
Other	3-10	446	374

		22,035	21,344
Less allowance for depreciation and amortization		(11,690)	(9,967)

		$10,345	$11,377

Estimated service lives for buildings and improvements are generally at the high and low end of the range disclosed above, depending on the type and permanence of construction. Maximum service lives for machinery and equipment used in timberlands operations, wood products manufacturing facilities and primary pulp and paper mills are 15 years, 20 years, and 25 years, respectively. Estimated service lives of assets acquired in purchase business combinations represent the estimated remaining useful lives of the assets as of the date of the acquisitions and have shorter service lives than assets constructed or purchased new by the company. Depreciation expense was $1.2 billion for each of 2005, 2004 and 2003.

NOTE 10. REAL ESTATE IN PROCESS OF DEVELOPMENT AND FOR SALE

Properties held by the company’s Real Estate and Related Assets segment include:

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Dwelling units	$545	$483
Residential lots	490	393
Commercial acreage and other inventories	29	29

	$1,064	$905

NOTE 11. ACCRUED LIABILITIES

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Payroll — wages and salaries, incentive awards, retirement and vacation pay	$591	$564
Income taxes	255	152
Taxes — Social Security and real and personal property	71	70
Current portion of product liability reserves	21	21
Interest	162	207
Other	522	416

	$1,622	$1,430

NOTE 12. SHORT-TERM BORROWINGS AND LINES OF CREDIT

Borrowings    Weyerhaeuser had $3 million in short-term borrowings outstanding as of both December 25, 2005, and December 26, 2004.

The Real Estate and Related Assets segment’s short-term borrowings were $7 million, including a $3 million non-interest bearing note, at December 25, 2005, and $2 million on one non-interest bearing note at December 26, 2004. Weyerhaeuser Company guarantees commercial paper borrowings of Weyerhaeuser Real Estate Company (WRECO) in return for a fee equal to one-quarter of 1 percent of the outstanding commercial paper balance. To keep the guarantee, WRECO has agreed to maintain unused non-guaranteed credit arrangements that are equal to or greater than the outstanding commercial paper. WRECO paid no fees to Weyerhaeuser in 2005. Fees paid by WRECO to Weyerhaeuser Company were less than $1 million in 2004 and 2003.

Lines of Credit    Weyerhaeuser Company had a short-term bank credit line of $1.2 billion under a 364-day revolving facility at December 26, 2004. The 364-day revolving line of credit expired in March 2005.

In March 2005, Weyerhaeuser Company and Weyerhaeuser Real Estate Company (WRECO) entered into a $1.2 billion 5-year revolving credit facility to replace the 364-day revolving credit facility that expired. The new 5-year facility expires March 2010. WRECO can borrow up to $400 million under this facility. Neither Weyerhaeuser Company nor WRECO is a guarantor of the borrowings of the other under this facility.

In addition, Weyerhaeuser Company has a revolving credit facility agreement entered into with a group of banks that expires in March 2007 and that provided for borrowings up to a total amount of $1.3 billion, all of which was available to Weyerhaeuser Company. In August 2005, the company reduced the capacity under this facility to $800 million, all of which is available to Weyerhaeuser Company. Borrowings are at LIBOR plus a spread or other such interest rates mutually agreed to between the borrower and lending banks.

In December 2005, Weyerhaeuser Limited entered into a revolving credit facility agreement with a group of banks that expires in December 2008 and that provides for borrowings up to a total amount of $200 million (Canadian), or approximately $172 million (U.S), all of which was fully drawn upon as of December 25, 2005. Weyerhaeuser Company is a guarantor of the borrowings of Weyerhaeuser Limited under this facility.

As of December 25, 2005, the company has $517 million in letters of credit against the March 2010 credit facility, primarily related to an appeal bond posted in the Paragon litigation (see Note 15: Legal Proceedings, Commitments and Contingencies). Of the total committed bank facilities of $2.2 billion, $1.5 billion was available as of December 25, 2005, for incremental borrowings.

Other     Weyerhaeuser has entered into letters of credit in the amount of $636 million and surety bonds with an estimated amount of $758 million as of December 25, 2005. As of December 26, 2004, Weyerhaeuser had entered into letters of credit in the amount of $124 million and surety bonds with an estimated amount of $249 million. As discussed above, the increase in letters of credit and surety bonds from December 26, 2004, to December 25, 2005, is primarily due to the appeal bond posted in the Paragon litigation.

The Real Estate and Related Assets segment has entered into letters of credit in the amount of $32 million and $22 million and surety bonds with an estimated amount of $559 million and $575 million as of December 25, 2005, and December 26, 2004, respectively.

The company’s compensating balance requirements were not significant.

NOTE 13. LONG-TERM DEBT

Weyerhaeuser long-term debt, including the current portion, is as follows:

	December 25, 2005	December 26, 2004
Dollar amounts in millions
5.50% notes due 2005	$—	$300
6.45% debentures due 2005	—	100
6.75% notes due 2006	150	150
6.00% notes due 2006	—	840
8.375% debentures due 2007	85	150
6.125% notes due 2007	378	600
5.95% debentures due 2008	525	525
5.25% notes due 2009	37	250
6.75% notes due 2012	1,683	1,745
7.50% debentures due 2013	250	250
7.25% debentures due 2013	250	250
6.95% debentures due 2017	300	300
7.00% debentures due 2018	100	100
9.00% debentures due 2021	150	150
7.125% debentures due 2023	250	250
8.50% debentures due 2025	300	300
7.95% debentures due 2025	250	250
7.70% debentures due 2026	150	150
7.35% debentures due 2026(1)	200	200
7.85% debentures due 2026	200	200
6.95% debentures due 2027	300	300
7.375% notes due 2032	1,250	1,250
6.875% notes due 2033	275	275
Industrial revenue bonds, rates from 1.87% (variable) to 9.0% (fixed), due 2007–2027	316	571
Medium-term notes, rates from 6.45% to 7.30%, due 2009–2013	167	233
Borrowings under three year revolving credit facility	172	—
Other	48	57

	7,786	9,746
Less unamortized discounts	(1)	(5)

	$7,785	$9,741

Portion due within one year	$381	$473

(1)	Holders have the option to demand repayment in 2006.

Real Estate and Related Assets segment long-term debt, including the current portion, is as follows:

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Notes payable, unsecured; weighted average interest rates are approximately 6.3% and 6.3%, due 2006-2027	$850	$866
Notes payable, secured; weighted average interest rates are approximately 8.5% and 8.5%, due 2035	1	1

	$851	$867

Portion due within one year	$250	$14

	December 25, 2005
	Weyerhaeuser	Real Estate and Related Assets
Dollar amounts in millions
Long-term debt maturities:
2006	$381	$250
2007	491	1
2008	723	140
2009	117	53
2010	3	41
Thereafter	6,071	366

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

	December 25, 2005		December 26, 2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
Dollar amounts in millions
Weyerhaeuser:
Financial liabilities:
Long-term debt (including current maturities)	$7,785	$8,370	$9,741	$10,944

Real Estate and Related Assets:
Financial liabilities:
Long-term debt (including current maturities)	$851	$861	$867	$915

The fair value of long-term debt is estimated based on quoted market prices for the same issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.

NOTE 15. LEGAL PROCEEDINGS, COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

Hardboard Siding Claims    In June 2000, the company entered into a nationwide settlement of hardboard siding class action cases and recognized a charge of $130 million before taxes to cover the estimated cost of the settlement and related claims. The settlement class consists of all persons who own or owned structures in the United States on which the company’s hardboard siding had been installed from January 1, 1981, through December 31, 1999. This is a claims-based settlement, which means the claims will be paid as submitted over a nine-year period. An independent adjuster reviews claims submitted and determines payment under the terms of the settlement agreement. Reserves for future claims settlements relating to hardboard siding cases require judgments regarding projections of future claims rates and amounts. At the end of the fourth quarter of 2005, the company had approximately $52 million in reserves remaining for hardboard siding claims. The company believes the reserve balances established for these matters are adequate, but is unable to estimate at this time the amount of additional charges, if any, that may be required for these matters in the future.

The following table presents an analysis of the claims activity related to the hardboard siding class action cases:

	2005	2004	2003
Number of claims filed during the period	765	1,740	3,830
Number of claims resolved	640	2,990	4,245
Number of claims unresolved at end of period	705	580	1,830
Number of damage awards paid	270	1,140	1,770
Average damage award paid	$4,100	$2,790	$3,400

The lower average damage award paid in 2004 was due primarily to a lower number of awards for multi-family structures in 2004 than in 2003 or 2005.

The company has received $52 million in recoveries from its insurance carriers by way of negotiated settlements.

The company currently has no litigation pending with any person or entity that has opted out of the settlement. Individuals and entities that have opted out of the settlement may file lawsuits against the company in the future.

Linerboard Antitrust Litigation    In May 1999, two civil antitrust lawsuits were filed against the company in U.S. District Court, Eastern District of Pennsylvania. Both suits named as defendants several other major containerboard and packaging producers. The complaint in the first case alleged the defendants conspired to fix the price of linerboard and that the alleged conspiracy had the effect of increasing the price of corrugated containers. The suit requested class certification for purchasers of corrugated containers during the period from October 1993 through November 1995. The complaint in the second case alleged that the company conspired to manipulate the price of linerboard and thereby the price of corrugated sheets. The suit requested class certification for purchasers of corrugated sheets during the period from October 1993 through November 1995.

The company settled the two lawsuits and a pretax charge of $23 million was recognized in the third quarter of 2003. Approximately 165 members of the classes opted out of the class and filed thirteen lawsuits against the company and other producers. The company settled three of the lawsuits and recognized a pretax charge of $12 million in the first quarter of 2005. The company settled all but one of the remaining opt-out cases and recognized a pretax charge of $38 million in the fourth quarter of 2005. The company believes that the reserve balances established for these matters are adequate, and expects the amount of additional charges, if any, that may be required for the sole remaining opt-out case to be inconsequential.

In March 2004, La Cie McCormick Canada Company filed a class action lawsuit in Superior Court of Justice, in Ontario, Canada against the company and other linerboard manufacturers on behalf of all Canadians who purchased corrugated products, including sheets and containers and/or linerboard, during the period of time from 1993 to at least the end of 1995. The allegations mirror the allegations in the U.S. cases. General damages of $25 million and $10 million in punitive damages are sought. At this stage, the company cannot calculate what portion of the damages requested would be argued as the company’s responsibility. Canadian law does not provide for a trebling of antitrust damages. The company has not recorded a reserve for the matter, and does not expect any future charges that may be taken for this matter to have a material adverse effect on the company’s results of operations, cash flows or financial position.

Alder Antitrust Litigation    In December 2000, a lawsuit was filed against the company in U.S. District Court in Oregon (the Initial Alder Case) alleging from 1996 to the present the company had monopoly power or attempted to gain monopoly power in the Pacific Northwest market for alder logs and finished alder lumber. A jury verdict of trebled damages of $79 million was appealed to the U.S. Court of Appeals for the Ninth Circuit where the decision was upheld. In September 2005, the company asked for discretionary review of the Initial Alder Case by the U.S. Supreme Court. In November 2005, the U.S. Supreme Court asked the Solicitor General to express the opinions of the United States on whether to accept review.

In January 2005, the company received a copy of a “complaint in equity” filed in U.S. District Court in Oregon to set aside the judgment in the Initial Alder Case on behalf of a plaintiff who did not prevail in the trial. It alleged a fraud was committed on the court and requested judgment against the plaintiff be vacated and a new trial set on plaintiff’s claim of monopolization of the alder sawlog market. Trebled damages of $20 million are alleged. The U.S. District Court stayed this matter until the U.S. Supreme Court takes final action in the Initial Alder Case. The company denies the allegations in the complaint and intends to vigorously defend the matter.

In June 2003, Washington Alder filed an antitrust lawsuit against the company in U.S. District Court in Oregon alleging monopolization of the alder log and lumber markets and seeking trebled damages of $36 million and divestiture of the company’s Northwest Hardwoods Division and alder sawmills in Oregon, Washington and British Columbia. A jury verdict of trebled damages of $16 million was appealed to the U.S. Court of Appeals for the Ninth Circuit. After oral argument in November 2005, the matter was stayed pending a final disposition by the U.S. Supreme Court of the Initial Alder Case.

In 2004 the company settled similar lawsuits filed against the company by five hardwood mill owners in the U.S. District Court in Oregon.

In April 2004, a civil class action antitrust lawsuit was filed against the company in U.S. District Court in Oregon claiming that as a result of the company’s alleged monopolization of the alder sawlog market in the Pacific Northwest as determined in the Initial Alder Case, the company monopolized the market for finished alder and charged monopoly prices for finished alder lumber. In December 2004, the Judge issued an order certifying the plaintiff as a class representative for all U.S. purchasers of finished alder lumber between April 28, 2000, and March 31, 2004, for purposes of awarding monetary damages. The company denies the allegations in the complaint and intends to vigorously defend the matter. In February 2005, class counsel notified the court that approximately 5 percent of the class members opted out of the class action lawsuit. The company has no litigation pending with any entity that has opted out of the class, but it is possible that entities who have opted out may file lawsuits against the company in the future. The case was stayed in the fourth quarter of 2005 pending the U.S. Supreme Court entering a final opinion in the Initial Alder Case.

Changes in the amount accrued for alder antitrust litigation matters follows:

	2005	2004	2003
Dollar amounts in millions
Accrued at beginning of year	$95	$79	$—
Net charges	13	65	79
Payments	(13)	(49)	—

Accrued at end of year	$95	$95	$79

While the company believes the reserve established for the alder antitrust litigation is adequate, the company is unable to estimate what additional charges, if any, may be required in the future, because of the uncertainties surrounding the litigation process.

Paragon Trade Brands, Inc. Litigation    In 1999, the Equity Committee (Committee) in the Paragon Trade Brands, Inc. (Paragon), bankruptcy proceeding commenced an adversary proceeding against the company in U.S. Bankruptcy Court for the Northern District of Georgia asserting the company breached certain warranties in agreements between Paragon and the company connected with Paragon’s public offering of common stock in February 1993. The Committee sought to recover damages sustained by Paragon in two patent infringement cases, one brought by Procter & Gamble and the other by Kimberly-Clark. In June 2002, the Bankruptcy Court held the company liable for breaches of warranty. In the second quarter of 2005, the Bankruptcy Court imposed damages of approximately $470 million. The company appealed the liability and damages determinations to the U.S. District Court for the Northern District of Georgia and posted a bond of $500 million. The company has not established a reserve for this matter because, based upon the information currently available to the company, including management’s belief that an adverse result is not probable because the company will prevail on appeal, management believes the requirements of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (Statement 5), for establishing a reserve in this matter have not been met. However, there is no guarantee that management will not determine in the future that a charge for all or a portion of any damage award is required. Any such charge could materially and adversely affect the company’s results of operations for the quarter or the year in which such a charge may be recognized.

Other Litigation    The company is party to other matters generally incidental to its business in addition to the matters described above.

Summary    Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, management currently believes that adequate reserves have been established for probable losses from litigation when the amounts could be reasonably determined. Management further believes that the ultimate outcome of these legal proceedings could materially adversely affect results of operations, cash flows or financial condition in any given quarter or year, but will not have a material adverse effect on the company’s long-term results of operations, cash flows or financial position.

COUNTERVAILING AND ANTI-DUMPING DUTIES

Softwood Lumber Imported into the United States from Canada

In April 2001, the Coalition for Fair Lumber Imports (Coalition) filed two petitions with the U.S. Department of Commerce (Department) and the International Trade Commission (ITC) claiming that production of softwood lumber in Canada was being subsidized by Canada and that imports from Canada were being “dumped” into the U.S. market (sold at less than fair value). The Coalition asked that countervailing duty (CVD) and anti-dumping (AD) tariffs be imposed on softwood lumber imported from Canada.

In March 2002, the Department confirmed its preliminary finding that certain Canadian provinces were subsidizing logs by failing to collect full market price for stumpage. The Department established a final CVD rate of 18.79 percent. In the AD proceedings, the Department found that the six Canadian manufacturers examined, including the company, were engaged in sales at less than fair value and set cash deposit rates ranging from 2.18 percent to 12.44 percent. The company’s deposit rate was set at 12.39 percent. Because of statutory limitations that affected timing, the bonds covering duties following the preliminary determinations were released by the United States. The resulting reversal of accrued expenses was included in earnings during 2002.

In May 2002, the ITC confirmed its earlier ruling that U.S. industry is threatened by subsidized and dumped imports and the company began making cash deposits relating to the CVD and AD actions. In June 2003, the Department began the process of the annual reviews to determine the final duty rates under both CVD and AD for annual periods commencing with the period from May 22, 2002, through March 31, 2003, for CVD and through April 30, 2003, for AD. The annual review process will be conducted covering successive one-year periods for five years. In 2007, both the CVD duty and AD orders will be automatically reviewed in a “sunset” proceeding to determine whether dumping will continue or a countervailing subsidy is likely to recur if the relevant order were to be revoked. As a result of administrative determinations and the first and second annual administrative reviews, the combined CVD and AD rate charged on Weyerhaeuser shipments of Canadian softwood lumber into the United States was reduced from 31.18 percent to 24.36 percent effective for the first quarter of 2005, and from 24.36 percent to 13.13 percent effective for the first quarter of 2006.

On December 2, 2005, the company filed a request with the Department for a review of its cash deposit rate due to the sale of the B.C. Coastal Group to Brascan in May 2005. The company believes that the sale constitutes a changed circumstance and the cash deposit rate should be substantially lower. On January 19, 2006, the Department announced that it will conduct a changed circumstances review.

The CVD and AD tariffs are currently under review and challenge in several forums, including NAFTA panels, the ITC, and the WTO. These proceedings include:

Appeals of Administrative Reviews.    The company has appealed the AD determination in the First Administrative Review to the Court of International Trade (CIT). On the same date, the Coalition appealed both the CVD and AD determinations to the CIT. The various actions filed in the CIT relating to the AD determination have been consolidated by court order. Both parties have also appealed the CVD determination in the First Administrative Review to NAFTA panels. It is expected that both parties will file appeals of the final determinations in the Second Administrative Review to NATFA panels.

NAFTA Injury Panel.    On September 1, 2004, the NAFTA Injury Panel ordered the ITC to reverse its earlier decision of injury and on September 11, 2004, the ITC agreed that the U.S. softwood lumber industry is not threatened with material injury by reason of softwood imports from Canada. In October 2004, the NAFTA Panel affirmed the ITC’s decision. The final NAFTA decision on injury was challenged by the U.S. Trade Representative (USTR) before a newly constituted panel called the Extraordinary Challenge Committee (ECC). In August 2005, the ECC upheld the NAFTA decision on injury. The Coalition has filed a constitutional challenge of NAFTA at the US Court of Appeals for the D.C. Circuit.

WTO Injury Review.    With the support of provincial governments, the federal government of Canada also moved for reviews by dispute settlement panels under the World Trade Organization (WTO). In March 2004, a WTO panel announced its final ruling on injury, faulting an ITC finding of a threat of injury resulting from dumped and subsidized imports of softwood lumber from Canada.

In June 2004, pursuant to U.S. law, the USTR asked the ITC to provide an advisory report as to whether it can implement the WTO’s decision against the ITC on threat of injury. In July 2004, the USTR also asked the ITC to issue a new decision on “threat of injury” to bring the United States into compliance with the WTO decision finding against the ITC on injury. Section 129 of the Uruguay Round Agreements Act provides the basic provisions through which the U.S. implements new AD and CVD determinations to make them consistent with an adverse WTO report. The ITC formally began the Section 129 review process in early August 2004 and issued a new determination on November 24, 2004, reaffirming that imports of Canadian softwood lumber pose a threat of injury to U.S. industry. In January 2005, Canada requested that a NAFTA panel review this ITC decision on threat of injury. Canada has also sought authorization from WTO to impose $3.4 billion in sanctions on the U.S. for failure to revoke the CVD and AD deposits pursuant to the WTO’s decision on injury. The U.S. challenged the Canadian request before the WTO. In November 2005, the WTO Panel issued a final decision upholding the ITC’s finding of injury. The decision has been appealed to the WTO Appellate Body.

WTO Review of AD and CVD Determinations.    On August 11, 2004, the WTO Appellate Body held the U.S. practice of using zeroing to calculate antidumping margins during the investigation process was improper. The Department has issued a new determination under Section 129 for AD rates to comply with the WTO’s determination which is currently on appeal to the WTO. On February 14, 2004, the WTO Appellate Body held that the Department’s countervailing decision was contrary to the WTO Agreement on Subsidies and Countervailing Measures. On November 9, 2004, the USTR asked the Department to undertake a Section 129 process to comply with the WTO Appellate Body decision. Canada has sought a compliance review at the WTO for the failure of the U.S. to fully implement the WTO CVD decision. A decision is expected later in the year. In addition, Canada has filed a request for a NAFTA panel to review the Section 129 CVD decision.

Byrd Amendment.    The WTO appeals body has affirmed a panel ruling against the United States that the so-called “Byrd Amendment,” which provides for the distribution of AD and CVD duties to petitioners, is inconsistent with U.S. international obligations. On September 1, 2004, the WTO gave Canada and other countries the right to impose trade sanctions on the United States in retaliation for collecting such duties and making them available for distribution under the Byrd Amendment. On March 31, 2005, Canada announced a retaliation surtax commencing May 1, 2005, of 15 percent against certain U.S. goods exported to Canada. The aggregate amount of this surtax is approximately $14 million (Canadian). The U.S. Administration for a number of years signaled that it will introduce legislation to repeal the Byrd Amendment. The House of Representatives on November 18, 2005, as part of a vote on other legislation, voted to repeal the Byrd Amendment, but the Senate amended the House repeal language when it voted to approve the repeal on December 21, 2005. The Senate amendment postpones the effect of the repeal until October 1, 2007. On August 26, 2005, Canada filed a challenge to the Byrd Amendment in the U.S. Court of International Trade alleging that even under U.S. law, the Byrd Amendment is not applicable to Canada. Oral argument is scheduled for April 2006 with a decision expected in July 2006. There also are two cases pending at the Court of International Trade (unrelated to the softwood case) challenging the constitutionality of the Byrd Amendment.

Through December 2005, the company has paid a cumulative total of $345 million in CVD and AD duties and $21 million in related costs on softwood lumber the company has imported into the United States from Canada. The deposits made against the CVD and AD duties have been recognized as sales deductions in the consolidated statement of earnings. It is difficult to predict the net effect final duties will have on the company. In the event that final rates differ from the depository rates, ultimate charges may be higher or lower than those recorded to date. The company is unable to estimate at this time the amount of additional charges or reversals that may be necessary for this matter in the future. The company believes there should be a negotiated settlement to the softwood lumber dispute and supports efforts to reach a long-term solution to resolve this matter. The U.S. and Canadian governments continue to discuss ways to settle the softwood lumber dispute, but there can be no assurance that they will be able to reach an agreement.

Refer to Note 24: Subsequent Events for additional information.

Kraft Liner/Linerboard Exported from the United States into the People’s Republic of China

In January 2004, the Ministry of Commerce of the People’s Republic of China (MOC) received a petition requesting an anti-dumping investigation on imports of unbleached kraft liner/linerboard originating in the United States, Thailand, Korea and Taiwan. The MOC conducted an investigation based on the allegations contained in the petition for the period from January 1, 2003, to December 31, 2003, and an investigation for injury to the Chinese industry for the period from January 1, 2001, to December 31, 2003. Weyerhaeuser and four other producers in the United States were included in the investigation. A final determination was issued on September 30, 2005, setting Weyerhaeuser’s anti-dumping tariff at 12.9 percent, effective as of September 30, 2005. The anti-dumping duties were paid by Weyerhaeuser’s customers in China. In January 2006, the MOC announced termination of its tariffs against the United States, Taiwan, Korea and Thailand due to procedural deficiencies.

ENVIRONMENTAL MATTERS

In late 2002, the Environmental Protection Agency (EPA) issued a notice of violation (NOV) for alleged violations of the Clean Air Act at the company’s Hawesville, Kentucky, pulp and paper mill. The company settled the matter and paid a penalty of approximately $150,000.

In November 2004, the Oklahoma Department of Environmental Quality — Air Quality Division (DEQ) issued a NOV for alleged violations of the Clean Air Act at the company’s Wright City, Oklahoma, wood products facility. Management has been discussing the issues with the DEQ to resolve the matters alleged in the NOV and believes that settlement of the matter may include payment of a civil penalty of approximately $100,000.

In October 2005, the company notified the EPA and the Georgia Department of Natural Resources that a self-audit of its Flint River pulp mill in Oglethorpe, Georgia revealed certain areas that were not in compliance with the Clean Air Act. The company has submitted a remediation plan to both agencies that is designed to get the mill back into compliance as quickly as possible. No penalties have been assessed or paid related to this matter.

In December 2005, the Ohio Attorney General’s Office notified Weyerhaeuser that it plans to initiate a Clean Air Act enforcement action against Weyerhaeuser Company Packaging, Inc. (a former subsidiary of the company) arising out of its operation of corrugated container manufacturing plants in Valley View and Bedford Heights, Ohio. The Attorney General’s Office has indicated that it plans to request injunctive relief and approximately $500,000 in civil penalties, of which a portion could be contributed to supplemental environmental projects identified by Ohio. Management has been discussing resolution of the issue with Ohio EPA and the Attorney General’s Office.

The company is also a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the company. The company has established reserves totaling $29 million for estimated remediation costs on all of the approximately 70 active sites across its operations. Environmental remediation reserves totaled $38 million at the end of 2004. The decrease in environmental remediation reserves reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites, and the costs incurred to remediate these sites during this period. The company accrued remediation costs of $5 million in 2005 and $9 million in 2004. The company incurred remediation costs of $14 million in 2005 and $10 million in 2004 and charged these costs against the reserve. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by up to $70 million, which may be incurred over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, generally based on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

The company has not recognized a liability under Interpretation 47 for certain legal obligations, primarily special handling for the removal and disposal of encapsulated asbestos from facilities and equipment. The fair value cannot be reasonably estimated because the settlement dates are unknown.

GUARANTEES

Weyerhaeuser Company has guaranteed approximately $43 million of debt that expires in 2006, but is subject to an annual extension. In addition, Weyerhaeuser Company sold its interest in a timberlands lease in the fourth quarter of 2005 and guaranteed the performance of the buyer/lessee. The lease expires in 2023 and total future lease payments are approximately $32 million. Weyerhaeuser Company recorded a $3 million liability as of the closing date of the sale.

As of December 25, 2005, the Real Estate and Related Assets segment has guaranteed approximately $22 million of debt of unconsolidated entities. The debt guarantees expire as follows: $11 million in 2007 and $11 million in 2009.

WARRANTIES

WRECO provides warranties on homes that vary depending on state and local laws. The reserves for these warranties are determined by applying the provisions of Statement 5. The liability was approximately $16 million and $14 million at December 25, 2005, and December 26, 2004, respectively.

PURCHASE OBLIGATIONS

Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the company can cancel without penalty. As of December 25, 2005, Weyerhaeuser’s future commitments under non-cancelable purchase obligations were as follows: $437 million in 2006, $147 million in 2007, $89 million in 2008, $72 million in 2009, $58 million in 2010, and $581 million thereafter.

OPERATING LEASES

The company leases various equipment, office and wholesale space, and model homes under operating leases. The equipment leases cover items including aircraft, vessels, rail and logging equipment, lift trucks, automobiles and office equipment. The company recognized rent expense of approximately $177 million, $181 million and $179 million in 2005, 2004 and 2003, respectively.

The company’s future commitments under operating leases are as follows:

	2006	2007	2008	2009	2010	Thereafter
Dollar amounts in millions
Weyerhaeuser	$123	$84	$67	$52	$42	$251
Real Estate and Related Assets	18	12	9	8	7	14

	$141	$96	$76	$60	$49	$265

NOTE 16. OTHER OPERATING COSTS, NET

Other operating costs, net, is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. Weyerhaeuser’s other operating costs, net, include the following (income) and expenses:

	2005	2004	2003
Dollar amounts in millions
Gain on significant sales of nonstrategic timberlands (Note 19)	$(57)	$(271)	$(205)
(Gain) loss on disposition of assets	(7)	(40)	18
Asset impairment charges other than for closures	—	2	16
Charge for alder antitrust litigation (Note 15)	13	65	79
Charge for linerboard antitrust litigation (Note 15)	50	—	23
Charge for settlement of workers compensation claims	—	—	7
Cemwood insurance settlement recoveries	—	(7)	(25)
Reversal of hardboard siding reserve	—	(20)	—
Foreign exchange gains	(16)	(27)	(108)
Cumulative effect to begin capitalizing interest on excess qualifying real estate assets	(43)	—	—
Donation of technology	—	23	—
Other, net	(2)	44	(34)

	$(62)	$(231)	$(229)

In the fourth quarter of 2005, Weyerhaeuser recognized income of $43 million for the cumulative effect of a change to begin capitalizing Weyerhaeuser interest on qualifying assets of Real Estate and Related Assets. Following are the components of the adjustment:

2005
Dollar amounts in millions
Pre-2005 Weyerhaeuser interest attributable to qualifying real estate owned as of December 25, 2005	$(25)
Capitalization of Weyerhaeuser interest on qualifying real estate assets	(50)
Reduction in Weyerhaeuser capitalized interest due to sales of qualifying real estate assets	32

Cumulative effect	$(43)

The amount of Weyerhaeuser interest capitalized to qualifying assets of Real Estate and Related Assets is dependent on the amount of qualifying real estate assets and the level of debt held by Real Estate and Related Assets. The amount of Weyerhaeuser interest that will be included in Weyerhaeuser’s cost of products sold in future periods is dependent on the timing and volume of sales of qualifying real estate. Excluding the cumulative adjustment for periods prior to 2005, the net effect of the change would have been an increase in consolidated net earnings of approximately $2 million to $4 million per quarter in 2005.

Included in (gain) loss on disposition of assets for 2004 is a net pretax gain of $43 million recognized in connection with the sale of operating facilities. This includes a pretax gain of $33 million that was recognized in the first quarter on the sale of an oriented strand board (OSB) mill in Slave Lake, Alberta.

Asset impairment charges other than for closures for 2003 includes a pretax impairment charge of $16 million recognized in the second quarter of 2003 in connection with a facility sale that closed in 2003.

In the fourth quarter of 2004, Weyerhaeuser donated certain technology to a university. A pretax charge of $23 million, representing the net carrying value of the donated technology, was recognized in 2004.

In 1999, American Cemwood Corporation (Cemwood), a subsidiary of MacMillan Bloedel Limited, which was acquired by the company in 1999, settled a class action suit involving claims alleging the failure of its cement fiber roofing products. The settlement provided an opportunity for the company to recover a portion of the settlement amount, depending on the outcome of a lawsuit filed by the class against Cemwood’s insurance companies. As a result of settlements with the insurance companies, the company recognized a net pretax benefit of $25 million in the second quarter of 2003 and $7 million in the fourth quarter of 2004. The company has an unresolved claim outstanding against a reinsurer.

Foreign exchange gains and losses result from changes in exchange rates, primarily related to Weyerhaeuser’s Canadian and New Zealand operations.

NOTE 17. CHARGES FOR INTEGRATION AND RESTRUCTURING

As Weyerhaeuser has acquired businesses and consolidated them into its existing operations, Weyerhaeuser has incurred charges associated with the transition and integration of those activities. Charges recognized from 2003 to 2005 for integration and restructuring included costs associated with the integration of Willamette and Weyerhaeuser’s overall cost-reduction efforts.

In connection with the acquisition of Willamette in 2002, Weyerhaeuser entered into change-in-control agreements with several key Willamette employees. Under these agreements, Weyerhaeuser made payments of approximately $113 million through January 2004. Approximately $23 million of these payments represented severance and other benefits paid to terminated Willamette employees. These costs were included in the total purchase price of the Willamette acquisition. Approximately $48 million represented other payments to terminated Willamette employees, primarily under consulting and noncompete agreements that extended through the third quarter of 2004. Approximately $42 million represented payments to retained Willamette employees under retention and incentive agreements that extended through the first quarter of 2004 and noncompete agreements that extended through the third quarter of 2005. Costs associated with services were recognized over the periods benefited.

Costs incurred consist of the following:

	2005	2004	2003
Dollar amounts in millions
Change in control agreements	$2	$12	$38
Severance and outplacement costs	15	18	49
Pension curtailment and benefit enhancements	1	6	—
Professional services	—	1	6
Other	3	2	10

	$21	$39	$103

As of December 25, 2005, Weyerhaeuser accrued liabilities include approximately $15 million of severance accruals related to integration and restructuring charges recognized from 2003 through 2005. These accruals are associated with approximately 350 employee terminations that have not yet occurred.

NOTE 18. CHARGES FOR CLOSURE OF FACILITIES

Facilities that do not represent a long-term strategic fit for the company, or that cannot achieve top-quartile performance without significant capital investments, are assessed for closure or sale. Changing market conditions, increasing productivity at many of the company’s operating facilities and increased scale as a result of recent acquisitions have provided the company with opportunities to rationalize its production capacity while retaining its ability to fulfill customer needs.

Weyerhaeuser closed a number of facilities during 2005, 2004 and 2003. Closures charges recognized in 2005 include costs related to the closures of a pulp and paper facility, a specialty pulp mill, a fine paper machine, a containerboard machine, a large-log sawmill, two hardwood facilities, an I-joist facility, a veneer and plywood facility, seven corrugated converting plants and a bag plant. The 2004 charges were primarily recognized in connection with the closure of one wood products facility and two packaging plants. The 2004 pension charges were recognized in connection with the final settlement of three pension plans associated with facility closures. During 2004, approximately $12 million of estimated charges for severance and other costs associated with several closures that occurred from 2001 through 2003 were reversed as the related closure activities had been finalized. During 2003,

Weyerhaeuser recognized closure costs in connection with the announced closures of eight wood products facilities, two fine paper machines, one containerboard mill and one packaging plant.

Activities associated with these closures are expected to continue through the end of 2006, but Weyerhaeuser does not expect to incur any additional material charges related to these closures. Charges for closure of facilities include:

	2005	2004	2003
Dollar amounts in millions
Asset impairments	$627	$3	$86
Termination benefits	75	3	28
Pension settlement or curtailment	(9)	10	—
Other closure costs	7	10	13
Reversals of closure charges recorded in prior periods	(7)	(9)	(4)

	$693	$17	$123

Changes in accrued termination benefits related to facility closures during the year ended December 25, 2005, were as follows:

Dollar amounts in millions
Accrued severance as of December 26, 2004	$9
Costs incurred and charged to expense	75
Payments	(7)
Other adjustments	(2)

Accrued severance as of December 25, 2005	$75

NOTE 19. SIGNIFICANT SALES OF NONSTRATEGIC TIMBERLANDS

During 2004 and 2003, the company closed the following significant sales of nonstrategic timberlands:

	Georgia	Tennessee	Carolinas	Washington (Snoqualmie)
	September 2004	December 2003	December 2003	May 2003
Dollar amounts in millions
Acres	270,000	168,000	160,000	104,000
Pretax gain	$271	$1	$60	$121
Sale proceeds paid to special purpose entities	$362	$84	$169	$184
Sale proceeds paid to Weyerhaeuser	$22	$—	$—	$—
Special purpose entity note monetization proceeds	$302	$68	$139	$151

The company has consolidated the assets and liabilities of the buyer-sponsored special purpose entities and the monetization special purpose entities involved in these transactions (collectively “the SPEs”). See Note 3: Consolidation of Variable Interest Entities.

In addition to the amounts presented above, the company recognized gains of $23 million in the second quarter of 2003 when a contingency lapsed on a portion of a timberland sale that closed in December 2002, and $57 million in the second quarter of 2005 when a re-evaluation of the consolidation of the SPEs under Interpretation 46R was completed.

NOTE 20. SHAREHOLDERS’ INTEREST

Preferred and Preference Shares    The company is authorized to issue:

•	7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 25, 2005, and December 26, 2004; and

•	40,000,000 preference shares having a par value of $1.00 per share, of which none were issued and outstanding at December 25, 2005, and December 26, 2004.

The preferred and preference shares may be issued in one or more series with varying rights and preferences including dividend rates, redemption rights, conversion terms, sinking fund provisions, values in liquidation and voting rights. When issued, the outstanding preferred and preference shares rank senior to outstanding common shares as to dividends and assets available on liquidation.

Common Shares

A reconciliation of common share activity for the three years ended December 25, 2005, is as follows:

	2005	2004	2003
In thousands
Shares outstanding at beginning of year	240,361	220,201	218,950
New shares issued	—	16,676	—
Retraction of exchangeable shares	66	182	10
Stock options exercised	2,885	3,302	1,241
Repurchase of shares	(174)	—	—

Shares outstanding at end of year	243,138	240,361	220,201

Included in the new shares issued in 2004 are 16,675,000 shares of common stock issued by the company on May 4, 2004. The company received net proceeds from the offering, after deduction of the underwriting discount and other transaction costs, of $954 million.

In October 2005, the company announced a stock repurchase program under which it is authorized to repurchase up to 18 million shares of common stock. As of December 25, 2005, the company had repurchased approximately 174,000 shares of common stock under the program.

Exchangeable Shares     Weyerhaeuser Limited issued 13,565,802 exchangeable shares to common shareholders of MacMillan Bloedel in 1999 as part of the consideration paid to acquire MacMillan Bloedel. No additional shares have been issued. These exchangeable shares are, as nearly as practicable, the economic equivalent of the company’s common shares; i.e., they have the following rights:

•	The right to exchange such shares for common shares of the company on a one-to-one basis.

•	The right to receive dividends, on a per-share basis, in amounts that are the same as, and are payable at the same time as, dividends declared on the company’s common shares.

•	The right to vote at all shareholder meetings at which the company’s shareholders are entitled to vote on the basis of one vote per exchangeable share.

•	The right to participate upon a liquidation event on a pro-rata basis with the holders of the company’s common shares in the distribution of assets of the company.

A reconciliation of exchangeable share activity for the three years ended December 25, 2005, is as follows:

	2005	2004	2003
In thousands
Shares outstanding at beginning of year	2,111	2,293	2,303
Retraction	(66)	(182)	(10)

Shares outstanding at end of year	2,045	2,111	2,293

Cumulative Other Comprehensive Income     The company’s cumulative other comprehensive income includes the following:

	December 25, 2005	December 26, 2004
Dollar amounts in millions
Foreign currency translation adjustments	$347	$238
Additional minimum pension liability adjustments	(99)	(81)
Cash flow hedge fair value adjustments	39	3
Unrealized gains on available-for-sale securities	3	3

	$290	$163

NOTE 21. STOCK-BASED COMPENSATION PLANS

The company’s Long-Term Incentive Compensation Plan (the Plan) was approved at the 2004 Annual Meeting of Shareholders. The Plan provides for the grant of options to purchase the company’s common stock at its market price on the date of grant by certain key officers and other employees of the company and its subsidiaries who are selected from time to time by the Compensation Committee of the Board of Directors. In addition, the Compensation Committee of the Board of Directors may grant to Plan participants restricted stock, stock appreciation rights, performance shares and other equity compensation on terms and conditions set by the Compensation Committee. In each case, equity granted to participants in the Plan must be at market price on the date of grant. As of the effective date of the Plan, shares available for grant under prior plans of the company were canceled. No more than 17 million shares may be issued under the Plan, and participants are eligible to receive in any one calendar year options or stock appreciation rights relating to a maximum of 500,000 shares, or restricted stock, performance shares or other equity grants aggregating a maximum of 200,000 shares. The aggregate number of shares that may be issued as grants other than options or stock appreciation rights may not exceed 20 percent of the authorized number of shares. If all options outstanding at December 25, 2005, including some options that were previously granted under an earlier plan, and all remaining options that could be granted under the Plan were exercised, the company’s common shares would increase by approximately 29 million shares. The term of options granted under the Plan may not exceed 10 years from the grant date. Vesting periods may be set by the Compensation Committee at the time of grant, but options outstanding under the Plan and prior plans are 25 percent vested after one year, 50 percent after two years, 75 percent after three years, and 100 percent after four years.

Stock appreciation rights were issued to former MacMillan Bloedel employees in connection with the company’s acquisition of MacMillan Bloedel in 1999. In addition, stock appreciation rights are granted to certain international employees from time to time. As of December 25, 2005, 970,048 stock appreciation rights were outstanding, with strike prices ranging from $39.41 per right to $65.69 per right. These stock appreciation rights are included in the stock option information presented below.

On April 13, 2004, the company instituted a program to purchase shares from a limited number of employees who had been limited in their ability to sell shares issuable upon exercise of their stock options as a result of trading restrictions the company imposed on such employees. Under this program, the option holders were permitted to effect a cashless exercise of their stock options followed by an immediate sale to the company of the common shares issued on such cashless exercise, so that there would be no market transaction in connection with such exercises. Only those options granted to 21 participating employees on or prior to April 19, 1999, (representing options to purchase 578,486 common shares) were eligible to be exercised under the program. The program resulted in variable accounting treatment for the stock options included in the program through the program’s expiration on April 1, 2005.

The company accounts for all options under APB Opinion No. 25 and related interpretations. A reconciliation in Note 1: Summary of Significant Accounting Policies illustrates the effect on net earnings and earnings per share had the company applied the fair-value recognition provisions of Statement 123 to stock-based compensation.

The company allows certain employees to defer all or a portion of their bonus into company share equivalents, with a 15 percent premium applied if payment is delayed for at least five years. The deferred account increases or decreases based on the performance of the company’s stock plus dividends.

The compensation expense recognized for all of the incentive plans was $11 million in 2005, $9 million in 2004 and $7 million in 2003.

Changes in the number of options outstanding are summarized as follows:

	2005	2004	2003
Options (in thousands):
Outstanding, beginning of year	15,516	15,692	13,853
Granted	3,478	3,447	3,416
Exercised	(3,107)	(3,516)	(1,402)
Cancelled	(87)	(104)	(172)
Expired	(22)	(3)	(3)

Outstanding, end of year	15,778	15,516	15,692

Exercisable, end of year	7,507	7,676	7,463

Weighted average exercise price:
Outstanding, beginning of year	$56.12	$53.75	$54.26
Granted	63.50	62.81	49.57
Exercised	53.70	52.08	48.61
Cancelled	60.87	57.47	54.70
Expired	58.99	33.39	42.31
Outstanding, end of year	58.19	56.12	53.75

Weighted average grant date fair value of options	$15.58	$16.03	$12.57

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	2005	2004	2003
Risk-free interest rate	3.91%	3.11%	2.85%
Expected life	4.7 years	5.0 years	5.3 years
Expected volatility	29.52%	32.02%	34.37%
Expected dividend yield	2.52%	2.55%	3.23%

The following table summarizes information about stock options outstanding at December 25, 2005 (shares in thousands):

Price Range	Options Outstanding	Weighted Average Exercise Price Options Outstanding	Options Exercisable	Weighted Average Exercise Price Options Exercisable	Weighted Average Remaining Contractual Life (years)
$25–$39	51	$34.62	51	$34.62	1.40
$40–$49	2,825	49.12	1,199	48.45	6.80
$50–$69	12,902	60.28	6,257	57.43	6.99

	15,778		7,507

NOTE 22. ACQUISITION

APM    In the fourth quarter of 2004, the company acquired a 67 percent interest in Aracruz Produtos de Madeira S.A. (APM) for $17 million in cash. APM operates a sawmill in Brazil that produces high-value eucalyptus lumber and related appearance wood products. The sawmill has an annual capacity of 23 million board feet.

NOTE 23. DISCONTINUED OPERATIONS

Discontinued operations presented in the consolidated statement of earnings includes the following:

	2005	2004	2003
Dollar amounts in millions
Net sales and revenues	$837	$1,186	$963

Income from operations	$33	$121	$(44)
Income tax expense	(12)	(53)	13

Net earnings from operations	21	68	(31)
Gain on sale of operations, net of tax	143	—	—

Earnings (loss) from discontinued operations, net of tax	$164	$68	$(31)

B.C. Coastal Sale

In May 2005, the company sold its B.C. Coastal operations to Coastal Acquisition Ltd., a wholly-owned subsidiary of Brascan Corporation of Toronto, Canada. The sale included 635,000 acres (258,000 hectares) of private timberlands and the annual harvesting rights to 3.6 million cubic meters of timber subject to public timber leases. The sale also included five softwood sawmills, with a combined annual production capacity of 690 million board feet, and two remanufacturing facilities. Prior to the sale, the company’s B.C. Coastal operations were included in both the Timberlands and Wood Products segments.

The company recognized a gain on the sale of $110 million, including a tax benefit of $46 million, in the second quarter of 2005 and recognized a pension curtailment charge of $1 million in the third quarter of 2005. The net pretax gain of $63 million is included in contribution to earnings of the Corporate and Other segment in 2005.

The income tax benefit recognized upon the sale of the B.C. Coastal operations includes a deferred tax benefit of $185 million resulting from the rollout of temporary differences on the assets sold and a current tax expense of $139 million on the taxable gain. Current taxes reflect the benefit of favorable capital gains treatment applicable to the sale of timberlands in Canada.

Sale of French Composites Operations

In December 2005, the company sold its French composite panels operations to Financiera Maderera S.A. (FINSA). The sale included two composite panel manufacturing operations with a combined annual capacity of approximately 330 million square feet. Prior to the sale, the company’s French composite panels operations were included in the Corporate and Other segment.

The company recognized a net gain on the sale of $34 million, including a related tax expense of $23 million, in the fourth quarter of 2005. The pretax gain of $57 million is included in contribution to earnings of the Corporate and Other segment in 2005.

Sale of North American Composites Operations

In July 2006, the company sold its North American Composite operations, which included six composite mills in the United States, to Flakeboard America Ltd., a wholly-owned subsidiary of Flakeboard Company Ltd. In the third quarter of 2006, the company received net proceeds from the sale of $187 million.

Sale of Irish Composites Operations

In November 2006, the company sold its Clonmel, Ireland composites operation to Coillte Teoranta, an Irish company. The company received cash proceeds from the sale of €66 million, or approximately US$86 million, in the fourth quarter of 2006.

Carrying Value of the Assets and Liabilities of Discontinued Operations

The following table summarizes the U.S. dollar carrying values of the assets and liabilities of discontinued operations. Carrying values as of December 26, 2004 include all discontinued operations. Carrying values as of December 25, 2005 include both the North American and Irish composite panels operations. No liabilities of the North American composite panels operations were included in the sale.

	December 25, 2005	December 26, 2004
Assets
Receivables, less allowances	$20	$94
Inventories	32	197
Prepaid expenses	—	12
Property and equipment, net	165	466
Construction in progress	6	3
Timber and timberlands at cost, less depletion charged to disposals	—	479
Goodwill	—	248
Deferred pension and other assets	—	22

Total assets	$223	$1,521

Liabilities
Current maturities of long-term debt	$8	$16
Accounts payable	14	80
Accrued liabilities	—	30
Long-term debt	—	9
Deferred income taxes	3	185
Deferred pension, other postretirement benefits and other liabilities	—	13

Total liabilities	$25	$333

NOTE 24. SUBSEQUENT EVENTS

Maracay Acquisition On February 10, 2006, Weyerhaeuser Real Estate Company acquired Maracay Homes Arizona I, LLC, a privately-held homebuilder located in Phoenix, Arizona.

Impairment of Fine Paper Goodwill On April 26, 2006, the company announced that it was considering alternatives for its fine paper business that ranged from continuing to hold and operate the assets to a possible sale or other disposition. Based on an evaluation of the value of assets and liabilities within the fine paper reporting unit, the company believed that the implied net value of fine paper goodwill was zero. The company recognized an estimated charge of $746 million in the first quarter of 2006 and recognized an additional $3 million charge in the second quarter of 2006 for the impairment of the goodwill associated with the fine paper reporting unit.

Refund of Countervailing / Antidumping Duties In July 2006, the Canadian and U.S. governments announced a final settlement to the long-standing softwood lumber dispute. The provisions of the settlement included repayment of approximately 81 percent of the deposits, imposition of export measures in Canada, and measures to address long-term policy reform. On September 19, 2006, the Canadian Parliament voted 172-116 on a motion that empowered it to collect the export taxes provided for in the settlement. Parliament also introduced legislation to bring the settlement into force.

On October 12, 2006, Canada and the United States announced amendments that allowed the settlement to be implemented as of this date. The amendments included a process that allowed the United States to proceed with the revocation of CVD and AD orders.

On October 13, 2006, the U.S. Court of International Trade ruled that NAFTA panel decisions have retroactive effect.

On October 30, 2006, the company received $344 million, before taxes, as a refund of duties paid, including interest, which was recognized as income in the fourth quarter of 2006. The refund represents approximately 81 percent of the combined total of deposits paid by the company’s Canadian subsidiaries and interest accrued on such deposits.

NOTE 25. BUSINESS SEGMENTS

The company is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate development and construction. The company’s business segments are:

•	Timberlands, which includes logs, chips and timber.

•	Wood Products, which includes softwood lumber, plywood, veneer, composite panels, OSB, hardwood lumber, engineered lumber, raw materials and building materials distribution.

•	Cellulose Fiber and White Papers, which includes pulp, paper and liquid packaging board.

•	Containerboard, Packaging and Recycling.

•	Real Estate and Related Assets.

•	Corporate and Other.

As disclosed in Note 23: Discontinued Operations, the company sold its B.C. Coastal operations in the second quarter of 2005 and sold its French composites operations in the fourth quarter of 2005. The segment data below includes the activities of the B.C. Coastal operations in the Timberlands and Wood Products segments. The activities of the French composites operations are included in the Corporate and Other segment. The pretax gains of $63 million on the B.C. Coastal sale and $57 million on the French composites sale are both included in the Corporate and Other segment in 2005.

Refer to Note 23: Discontinued Operations and Note 28: Recast Financial Information for additional information.

The timber-based businesses involve a high degree of integration among timber operations; building materials conversion facilities; and pulp, paper, containerboard and liquid packaging board primary manufacturing and secondary conversion facilities. This integration includes extensive transfers of raw materials, semi-finished materials and end products between and among these groups. The company’s accounting policies for segments are the same as those described in Note 1: Summary of Significant Accounting Policies.

Management evaluates segment performance based on the contributions to earnings of the respective segments. Accounting for segment profitability in integrated manufacturing sites involves allocation of joint conversion and common facility costs based upon the extent of usage by the respective product lines at that facility. Transfer of products between segments is accounted for at current market values.

An analysis and reconciliation of the company’s business segment information to the respective information in the consolidated financial statements is as follows:

	2005	2004	2003
For the three-year period ended December 25, 2005 (Dollar amounts in millions)
Sales to and revenues from unaffiliated customers:
Timberlands	$1,047	$1,102	$994
Wood Products	9,277	9,775	8,140
Cellulose Fiber and White Papers	4,336	4,115	3,851
Containerboard, Packaging and Recycling	4,707	4,535	4,322
Real Estate and Related Assets	2,915	2,495	2,029
Corporate and Other	600	575	492

	22,882	22,597	19,828
Less sales and revenues of discontinued operations (Note 23)	(837)	(1,186)	(963)

	$22,045	$21,411	$18,865

Intersegment sales:
Timberlands	$1,794	$1,622	$1,605
Wood Products	235	229	252
Cellulose Fiber and White Papers	47	59	50
Containerboard, Packaging and Recycling	81	63	49
Corporate and Other	20	14	13

	2,177	1,987	1,969

Total sales and revenues	24,222	23,398	20,834
Intersegment eliminations	(2,177)	(1,987)	(1,969)

	$22,045	$21,411	$18,865

Contribution (charge) to earnings:
Timberlands	$784	$1,027	$777
Wood Products	485	1,055	59
Cellulose Fiber and White Papers	(444)	104	(82)
Containerboard, Packaging and Recycling	(5)	249	262
Real Estate and Related Assets	734	610	392
Corporate and Other	216	(271)	(176)

	1,770	2,774	1,232
Interest expense (Weyerhaeuser only)	(739)	(838)	(815)
Less capitalized interest (Weyerhaeuser only)	9	9	19

Earnings before income taxes and cumulative effect
of a change in accounting principle	1,040	1,945	436
Income taxes (continuing and discontinued operations)	(307)	(662)	(148)

Earnings before cumulative effect of a change in accounting principle	733	1,283	288
Cumulative effect of a change in accounting principle	—	—	(11)

	$733	$1,283	$277

	2005	2004	2003
For the three-year period ended December 25, 2005 (Dollar amounts in millions)
Depreciation, depletion and amortization:
Timberlands	$122	$124	$123
Wood Products	321	334	344
Cellulose Fiber and White Papers	485	459	449
Containerboard, Packaging and Recycling	310	321	326
Real Estate and Related Assets	16	14	11
Corporate and Other	83	70	65

	1,337	1,322	1,318
Less discontinued operations	(40)	(74)	(70)

	$1,297	$1,248	$1,248

Charges for integration and restructuring:
Timberlands	$1	$3	$2
Wood Products	10	—	7
Cellulose Fiber and White Papers	5	16	30
Containerboard, Packaging and Recycling	—	—	1
Corporate and Other	5	20	63

	$21	$39	$103

Charges for closure of facilities:
Timberlands	$6	$—	$—
Wood Products	99	2	78
Cellulose Fiber and White Papers	449	—	32
Containerboard, Packaging and Recycling	137	12	17
Corp and Other	4	—	—

	695	14	127
Less (charges) credits of discontinued operations	(2)	3	(4)

	$693	$17	$123

Equity in income (loss) of equity affiliates and unconsolidated entities:
Wood Products	$(5)	$(5)	$(3)
Cellulose Fiber and White Papers	13	8	(6)
Containerboard, Packaging and Recycling	—	—	(1)
Real Estate and Related Assets	57	52	20
Corporate and Other	(14)	11	4

	$51	$66	$14

Capital expenditures:
Timberlands	$59	$55	$58
Wood Products	161	147	145
Cellulose Fiber and White Papers	317	154	290
Containerboard, Packaging and Recycling	221	85	86
Real Estate and Related Assets	18	18	16
Corporate and Other	117	63	47

	$893	$522	$642

Investments in and advances to equity affiliates and unconsolidated entities:
Wood Products	$5	$6	$7
Cellulose Fiber and White Papers	181	171	165
Containerboard, Packaging and Recycling	—	—	7
Real Estate and Related Assets (less reserves)	61	59	38
Corporate and Other	300	312	367

	$547	$548	$584

	2005	2004	2003
Assets:
Timberlands	$4,169	$4,967	$4,994
Wood Products	4,319	4,871	4,863
Cellulose Fiber and White Papers	7,216	7,430	7,604
Containerboard, Packaging and Recycling	5,309	5,532	5,834
Real Estate and Related Assets	2,907	2,472	2,004
Corporate and Other	5,836	5,739	4,003

	29,756	31,011	29,302
Less: Intersegment eliminations	(1,527)	(1,057)	(703)

	$28,229	$29,954	$28,599

NOTE 26. GEOGRAPHICAL AREAS

The company attributes sales to and revenues from unaffiliated customers in different geographical areas on the basis of the location of the customer.

Export sales from the United States consist principally of pulp, liquid packaging board, logs, lumber and wood chips to Japan; containerboard, pulp, lumber and recycling material to other Pacific Rim countries; and pulp and hardwood lumber to Europe.

Long-lived assets consist of goodwill, timber and timberlands and property and equipment used in the generation of revenues in the different geographical areas.

Selected information related to the company’s operations by geographical area is as follows:

	2005	2004	2003
For the three-year period ended December 25, 2005 (Dollar amounts in millions)
Sales to and revenues from unaffiliated customers:
United States	$18,496	$17,858	$15,759
Japan	706	760	659
Canada	1,240	1,308	1,131
Europe	661	526	500
Other foreign countries	942	959	816

	$22,045	$21,411	$18,865

Export sales from the United States:
Japan	$615	$661	$575
Other	1,133	1,080	977

	$1,748	$1,741	$1,552

	2005	2004	2003
For the three-year period ended December 25, 2005 (Dollar amounts in millions)
Earnings from continuing operations before income taxes and cumulative effect of a change in accounting principle:
United States	$1,646	$1,590	$541
Foreign countries	(759)	234	(61)

	$887	$1,824	$480

Long-lived assets:
United States	$14,982	$15,316	$15,948
Canada	2,429	2,841	2,833
Other foreign countries	148	215	155

	$17,559	$18,372	$18,936

NOTE 27. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Dollar amounts in millions except per-share figures
Net sales and revenues:
2005	$5,232	$5,665	$5,433	$5,715	$22,045
2004	4,776	5,568	5,516	5,551	21,411
Operating income:
2005	511	657	434	(262)	1,340
2004	339	695	1,003	495	2,532
Earnings from continuing operations before income taxes:
2005	357	515	407	(392)	887
2004	170	519	843	292	1,824
Net earnings:
2005	239	420	285	(211)	733
2004	121	369	594	199	1,283
Basic net earnings per share:
2005	0.98	1.72	1.16	(0.86)	3.00
2004	0.54	1.57	2.46	0.82	5.45
Diluted net earnings per share:
2005	0.98	1.71	1.16	(0.86)	2.98
2004	0.54	1.57	2.45	0.82	5.43
Dividends per share:
2005	0.40	0.50	0.50	0.50	1.90
2004	0.40	0.40	0.40	0.40	1.60
Market prices — high/low:
2005	69.39-62.02	71.52-62.86	68.98-63.42	68.75-61.12	71.52-61.12
2004	66.76-60.00	67.80-56.04	65.19-58.57	67.86-59.94	67.86-56.04

Earnings per share for the full year 2005 and 2004 do not equal the sum of the respective earnings per share for the four quarters of 2005 and 2004 in all instances because of common share activity during the respective years.

NOTE 28. RECAST FINANCIAL INFORMATION

Certain financial information and footnotes included in this Form 8-K have been recast from the financial information and footnotes included in the company’s Form 10-K dated February 22, 2006, for the year ended December 25, 2005, due to the following:

•	Financial results of the company’s North American and Irish composites operations, which were sold in July and November, 2006, respectively, have been reclassified as discontinued operations. The accompanying consolidated statement of earnings, consolidated balance sheet and Note 23: Discontinued Operations have been recast to reflect these additional discontinued operations. The consolidated balance sheet presentation of discontinued operations as of December 26, 2004, has also been recast to include the current and noncurrent balances of assets and liabilities of discontinued operations in their respective classifications. In addition, the following footnotes have been recast to conform with the current presentation:

Note 2: Net Earnings Per Share	Note 14: Fair Value of Financial Instruments

Note 6: Income Taxes	Note 16: Other Operating Costs, Net

Note 8: Inventories	Note 25: Business Segments

Note 9: Property and Equipment	Note 26: Geographical Areas

Note 11: Accrued Liabilities	Note 27: Selected Quarterly Financial Information (Unaudited)

Note 13: Long-Term Debt

•	During the second quarter of 2006, the company corrected the classification of rebates made on sales of certain wood products. In addition, the company corrected the classification of certain internal sales between Wood Products businesses that were previously reported as intersegment sales. As a result, balances for third-party and intersegment sales of the Wood Products segment have been reclassified to reflect these corrections. The classification correction resulted in a net decrease to consolidated third-party sales and revenues on the accompanying consolidated statement of earnings, but had no impact on contribution to earnings of any segment. Note 25: Business Segments and Note 27: Selected Quarterly Financial Information (unaudited) have been recast to reflect these reclassifications.